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                                                                   EXHIBIT 10.43

HP AND SYMANTEC CONFIDENTIAL                                      EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into and is effective this 27th day of March, 1997, by and between Hewlett-Packard
Company, a California corporation ("HP") and Symantec Corporation, a Delaware corporation ("Symantec").

                                   RECITALS:

         A. Symantec has been operating a business to design, develop, enhance, test, manufacture, distribute and support the products, technologies and intellectual property known to Symantec and its customers as all versions of Norton Administrator for Networks ("NAN"), Norton Desktop Administrator ("NDA"), Expose ("Expose") and work-in-progress and developments intended for the upcoming "Big Bang" release (collectively, the "Business").

         B. Symantec's business of (i) designing, developing, enhancing and testing the Products and Work-in-Progress, (ii) manufacturing and distributing specifically for the Products and Work-in-Progress, and (iii) supporting primarily the Products and Work-in-Progress, constitutes the "Products Business."

         C. Pursuant to this Agreement, Symantec is selling and HP is buying the Assets.

         D. Pursuant to the License Agreement, HP is licensing from Symantec certain intellectual property relating to the Business, and Symantec is licensing from HP certain intellectual property relating to the Business.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, representations, warranties, conditions and agreements herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

         "Affiliate" means any entity which controls, is controlled by, or is under common control with, Symantec or HP, as the case may be. An entity shall be deemed to be in control of another entity only if, and for so long as, it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

          "Assets" has the meaning specified in Section 2.1 hereto.

         "Assumed Liabilities" has the meaning specified in Section 2.4 below.


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         "Books and Records" means all copies of all books, records, files and papers related to the Products Business or the Assets including drawings, engineering information, computer programs (including source code), software programs, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, softcopy of lists and databases of present and former customers, suppliers, end user registrations and order history, research and development personnel, sales and marketing personnel, employment and other records (including, without limitation, the personnel files for the New HP Regular Personnel), and all copies and recordings of the foregoing. To the extent that Books and Records relate primarily to operations other than the Products Business, Symantec will only deliver to Purchaser a copy of such Books and Records and shall retain the original.

         "Business" has the meaning specified in paragraph A of the Recitals to this Agreement.

         "HP" has the meaning specified in the first paragraph of this Agreement.

         "HP Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by HP under this Agreement or in connection herewith pursuant to Section 3.3 below.

         "HP Group Member" means HP and its Affiliates and their respective successors and assigns.

         "CDA" means the Confidential Disclosure Agreement between Symantec and HP effective November 15, 1996.

         "Claim Notice" has the meaning specified in Section 10.4 below.

         "Closing" has the meaning specified in Section 3.1 below.

         "Closing Date" has the meaning specified in Section 3.1 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Components" means component parts, raw materials supplies and other materials which are of a type generally quantified in the bills of materials and which are required for the production and test of the Products and the Work-in-Process.

         "Court Order" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal, or any Governmental Body and any award in any arbitration proceeding.

         "Disclosure Letter" has the meaning specified in Article 4 below.

         "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

         "Environmental Laws" shall mean all Requirements of Laws which relate to any Hazardous Material or the use, handling, transportation, production, spill, leaking, pumping, injection, deposit, disposal, discharge, dispersal, release, threatened release, migration, emission, sale, or storage of, or the exposure of any Person to, a Hazardous Material.





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         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

         "Excluded Assets" has the meaning specified in Section 2.3 below.

         "Expenses" means any and all expenses incurred in connection with investigating, mitigating, re-engineering to avoid, mitigate or terminate, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, any engineering costs, and reasonable fees and disbursement of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

         "Expose" has the meaning described in Recital A above.

         "Government Contract" means any Government prime contract, or any subcontract at whatever tier under a Government prime contract, or any basic ordering agreement, letter contract, purchase order or delivery order of any kind, including without limitation, as to all of the foregoing, all amendments, modifications and options thereunder relating thereto.

         "Governmental Body" means any federal, state, county, local, district, public authority, public agency, court, or any other political subdivision, public corporation, or governmental or regulatory authority whether foreign or domestic.

         "Governmental Permits" has the meaning specified in Section 4.5 below.

         "HSR Filing" has the meaning specified in Section 7.14

         "Hazardous Material" shall mean any material or substance that is now or hereafter prohibited or regulated by any Requirement of Law or that is now or hereafter designated by any Governmental Body to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

         "Instrument of Assignment and Assumption" means the Instrument of Assignment and Assumption in the form of Exhibit C hereto executed as of the Closing Date.

         "Intellectual Property" means worldwide patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, licenses, service marks, products marks, trade names, all other names embodying products or product goodwill (or both) copyright registrations, mask works, copyrights (including those in computer programs, software, including all source code and object code, programming tools, drawings, specifications and data), designs, trade secrets, technology, inventions, discoveries and improvements, know-how; proprietary rights, formulae, processes, technical information, confidential and proprietary information, whether tangible or intangible, and all other intellectual property rights, whether or not subject to statutory registration or protection.

         "IRS" means the Internal Revenue Service.

         "Leased Premises" means approximately 31,276 square feet of office space located at 2501 Colorado Avenue, Santa Monica, California and approximately 7,230 square feet of lab space located at 2500 Broadway, Santa, Monica, California which is leased or occupied by Symantec under the Premises Lease at a current monthly rental rate on a gross basis of approximately $3 per square foot.





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         "Letter of Intent" means the Outline of Principal Terms dated February
19, 1997 by and between Symantec and HP.

         "License Agreement" means the License Agreement in the form of Exhibit D hereto, executed as of the date of this Agreement and effective as of the Closing Date.

         "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

         "Marketing Information" means the following information relating to the Products Business and support of the Products and Work-in-Progress, in any form whatsoever, in Symantec's possession or control: all customer and marketing information and materials relating to the Products Business and support of the Products and Work-in-Progress, including without limitation (a) advertisements, advertising schedules, press releases, brochures and other promotional materials; (b) strategic data, including marketing and development plans, forecasts and forecast assumptions and volumes, and future plans and potential strategies of Symantec which have been or are being discussed; (c) financial data, including price and cost objectives, price lists, pricing and quoting policies and procedures; and (d) customer data, including customer lists, names of customers and their representatives, data provided by or about prospective, existing or past customers, customer service materials, and the type, quantity and specifications of products and services purchased, leased or licensed by customers of Symantec.

         "NAN" has the meaning described in Recital A above.

         "NDA" has the meaning described in Recital A above.

         "NSMD" has the meaning specified in Section 2.6 below.

         "New HP Regular Personnel" means Regular Personnel who will become HP's regular personnel on the first business day after the Closing Date.

         "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. Section
Section 651 et seq., any amendment thereto, any successor statute, and any regulations promulgated thereunder.

         "pcANYWHERE OEM" means the Second Amendment to Software License Agreement between Symantec and HP in the form of Exhibit B hereto executed as of the date of this Agreement and effective as of the Closing Date.

         "Permitted Encumbrances" means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.





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         "Premises Lease" means the leases or subleases relating to the Leased
Premises.

         "Products" means all past and current versions of NAN, NDA and Expose.

         "Purchase Price" has the meaning specified in Section 2.6 below.

         "Regular Personnel" means all employees of the Symantec engaged in the Products Business on a full-time basis with the exception of (i) employees who are currently on leave of absence without a job guarantee, (ii) employees who are no longer physically able to perform the full range of essential requirements of their position, (iii) employees who are on probation, and (iv) employees who have indicated their intention not to become New HP Regular Personnel. Part-time employees and independent contractors engaged in the Business are not Regular Personnel for the purposes of this Agreement.

         "Requirement of Laws" means any foreign, federal, state and local laws, statutes, regulations, rules, guidelines, codes, ordinances, judgments, injunctions, decrees, orders, permits, approvals, treaties or protocols now or hereafter enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

         "Sublease" means the Sublease Agreement among Symantec, HP and the landlord of the Leased Premises attached hereto as Exhibit F, executed as of the date of this Agreement and effective as of the Closing Date.

         "Sublease Letter Agreement" means the letter agreement between HP and Symantec relating to certain post-closing matters relating to the Sublease.

         "Symantec" has the meaning specified in the first paragraph of this Agreement.

         "Symantec Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Symantec under this Agreement or in connection herewith pursuant to Section 3.4 below.

         "Symantec Group Member" means Symantec and its Affiliates and their respective successors and assigns.

         "Symantec Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by Symantec and used in the Business.

         "Tax" means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

         "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for





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refund, amended return and declaration of estimated Tax.

         "Technical Support People" has the meaning specified in Section 7.8 below.

         "Transfer Taxes" has the meaning specified in Section 2.6 below.

         "Transferred Agreements" has the meaning specified in Section 4.10 below.

         "Transition Agreement" means the Transition Agreement between Symantec and HP attached hereto as Exhibit G, executed as of the date of this Agreement and effective as of the Closing Date.

         "Transition OEM" means the Software License Agreement between Symantec and HP attached hereto as Exhibit E, executed as of the date of this Agreement and effective as of the Closing Date.

         "Transition Period" has the meaning specified in Section 7.8 below.

         "Work-in-Progress" means work-in-progress for the "Big Bang" release.


                                   ARTICLE 2
                           PURCHASE AND CONSIDERATION

         Section 2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Symantec agrees to transfer, convey, assign and deliver to HP on the Closing Date (as hereinafter defined), and HP agrees to buy from Symantec, free and clear of all Encumbrances, all the assets and properties, tangible and intangible, real, personal or mixed, owned, leased or used by Symantec described in this Section 2.1 (the "Assets"):

                 (a) All Intellectual Property for the products, components, build system projects and Marketing Information in Exhibit A-1 hereto;

                 (b) The Transferred Agreements listed on Exhibit A-2 hereto;

                 (c) All Intellectual Property owned by Symantec and necessary for, used in or associated with the Products Business, except the Intellectual Property licensed under Section 2.2;

                 (d)      The Books and Records;

                 (e) Capital Equipment and Hard Assets. All capital equipment and other hard assets listed on Schedule 2.1(e) hereto;

                 (f) All planning and management models and tools used in the Products Business; and

                 (g)      Pursuant to the Sublease, the Leased Premises.

         Section 2.2 Licenses. As described in the License Agreement, (a) Symantec will license to HP certain products, technologies and intellectual property, and (b) HP will license to Symantec certain





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products, technologies and intellectual property.

         Section 2.3 Assets and Business Not to be Transferred. Symantec shall retain and HP shall not acquire the following assets, properties and business of Symantec, which together shall constitute the Excluded Assets:

                 (a)      All cash, bank deposits and cash equivalents;

                 (b)      All promissory notes and accounts receivable;

                 (c) All owned real property and options to acquire real property;

                 (d) Symantec's interest in and to all telephone, telex and telephone facsimile numbers and other directory listings currently used or owned by Symantec;

                 (e)      All contracts of insurance;

                 (f) All rights, title and interest in the names "Norton" and "Symantec" and the trademarks "Norton" and "Symantec;"

                 (g) All contracts of distribution including, without limitation, any exclusive distribution agreement; and

                 (h)      All other assets of Symantec other than the Assets.

         Section 2.4 Assumption of Liabilities and Obligations. Subject to the terms and conditions contained herein, on the Closing Date HP shall assume and agree thereafter to pay, perform and discharge only the obligations and liabilities of Symantec under the Transferred Agreements, but HP shall not assume or pay, perform or discharge any such obligations or liabilities arising out of any breach or default by Symantec under the Transferred Agreements prior to the Closing Date. The foregoing are hereinafter referred to collectively as the "Assumed Liabilities." HP's assumption of the Assumed Liabilities is intended to inure solely to the benefit of Symantec, and, not withstanding anything herein to the contrary, such assumption is not intended and shall not be construed to give any third parties any greater or additional benefits than they would have but for HP's assumption.

         Section 2.5 Liabilities and Obligations Not Assumed. Notwithstanding anything in this Agreement to the contrary, except as set forth in Section 2.4 above or as set forth below in this Section 2.5, HP shall not assume or have any responsibility for any liability, obligation or commitment of any nature of Symantec, whether now or hereafter existing, and Symantec covenants that it shall retain all such liabilities, obligations or commitments, including without limitation:

                 (a) Any liabilities, obligations, commitments made by Symantec to any customer, including without limitation for service, support or maintenance of any kind;

                 (b) Any liabilities for any Taxes, including without limitation Transfer Taxes, of any kind relating to or attributable to any previous period (or any portion of any period) ending on or prior to the Closing Date levied or imposed upon the Assets, or in connection with this Agreement





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         or the transactions contemplated hereby; and

                 (c) Except as set forth in Section 7.5 below or in the offer letters from HP referred to therein any liabilities, obligations or commitments of Symantec to New HP Regular Personnel incurred or made in connection with the Business.

         Section 2.6 Consideration. The consideration for the transfer of the Assets shall be a stream of cash payments not to exceed an aggregate of $30,000,000 net present value as follows (collectively, the "Purchase Price"):

                 (a) $2,000,000 payable at closing as reimbursement of Symantec's development expenses on "Big Bang" between February 19, 1997 and the Closing Date;

                 (b) Nonrefundable royalties paid as follows: (i) $1,000,000 paid at Closing, and (ii) as set forth on Schedule 2.6(b) to this Agreement, a royalty payable within 45 days after the end of each of HP's fiscal quarters commencing with the quarter ending April 30, 1997 and ending with the quarter ending October 31, 1998, in an amount equal to a percentage of HP's Network and System Management Division's ("NSMD") net revenue, as defined and tracked by NSMD's controller for each such quarter, provided that such amounts will not aggregate more than $27,000,000 net present value. Symantec agrees that neither it nor its auditors will have audit rights or the right to see any financial statements of NSMD or any other HP organization, other than those publicly available.

         Section 2.7      Allocation of Purchase Price.

                 (a)      The royalties paid to Symantec, as set forth in
         Section 2.6(b) above, will be allocated as follows: (i) $2,071,000 will be allocated to tangible property including fixed assets, diskettes and manuals, and (ii) the remainder will be allocated to intangible property.

                 (b) Symantec and HP will treat, account and report this transaction in accordance with the above allocation for internal accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

         Section 2.8 Transfer Taxes. Symantec shall pay and promptly discharge when due the entire amount of any and all excise, sales, value-added, use, registration, stamp, transfer and other like Taxes (the "Transfer Taxes") imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any Transfer Taxes.



                                   ARTICLE 3
                                    CLOSING

         Section 3.1 The Closing. The transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of HP, 3000 Hanover Street, Palo Alto, CA 94304, at 10 a.m. local time, on, Wednesday, April 16, 1997, or such other place, time and date as the parties shall agree in writing. The time and date on which the Closing is actually held is sometimes referred to herein as the





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"Closing Date."

         Section 3.2 Payment. Subject to fulfillment or waiver of the conditions set forth in Article 8 below, at Closing HP shall pay Symantec the first $3,000,000 of the Purchase Price (net of any amounts payable to HP at the Closing under any HP Ancillary Agreements or this Agreement) by delivery of a wire transfer in the amount thereof to Bank of America, 1850 Gateway Boulevard, Concord, CA 94520, FedWire (ABA) 121-000-358, account number 12338-10287, in the name of Symantec Corporation.

         Section 3.3 HP's Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 8, at Closing HP shall deliver to Symantec all of the following:

                 (a) The Instrument of Assignment and Assumption duly executed by HP;

                 (b)      The certificate contemplated by Sections 7.17, 8.1,
         8.2 and 8.3 below, duly executed by an authorized representative of HP;

                 (c)      The License Agreement duly executed by HP;

                 (d)      The pcANYWHERE OEM Agreement duly executed by HP;

                 (e)      The Transition OEM Agreement duly executed by HP;

                 (f)      The Transition Agreement duly executed by HP; and

                 (g) The Sublease and the Sublease Letter Agreement duly executed by HP.

         Section 3.4 Symantec's Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 9, at Closing Symantec shall deliver to HP all of the following:

                 (a) Copies of the Articles of Incorporation of Symantec certified as of a recent date by the Secretary of State of the State of Delaware;

                 (b) Certificate of Good Standing of Symantec issued as of a recent date by the Secretary of State of the State of Delaware;

                 (c) Certificate of the secretary or an assistant secretary of Symantec, dated the Closing Date, in form and substance reasonably satisfactory to HP, as to (i) no amendments to the Certificate of Incorporation of Symantec since a specified date; (ii) the by-laws of Symantec; (iii) the resolutions of the Board of Directors of Symantec authorizing the execution and performance of this Agreement, the Symantec Ancillary Agreements and the contemplated transactions;

                 (d) The Instrument of Assignment and Assumption duly executed by Symantec;
                 (e) All consents, waivers or approvals required to be obtained by Symantec with respect to the Assets or the consummation of the transactions contemplated by this Agreement;

                 (f)      The certificates contemplated by Sections 8.1 through
         8.3 below, duly executed by an authorized officer of Symantec;





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                 (g)      (i) A copyright registration and assignment for each
         Product and each Work-in-Progress; (ii) a worldwide trademark assignment for each mark; and (iii) a patent assignment for each patent included in the Assets;

                 (h)      The License Agreement duly executed by Symantec;

                 (i) The pcANYWHERE OEM Agreement duly executed by Symantec;

                 (j)      The Transition OEM Agreement duly executed by
         Symantec;

                 (k)      The Transition Agreement duly executed by Symantec;
         and

                 (l) The Sublease duly executed by Symantec and the landlord of the Leased Premises; and the Sublease Letter Agreement duly executed by Symantec.


                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF SYMANTEC

         As an inducement to HP to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in Schedule 4 (the "Disclosure Letter") (which Disclosure Letter shall specifically reference the Sections of this Agreement to which the disclosure therein applies and shall be executed by an authorized officer of Symantec), Symantec represents and warrants to HP as follows:

         Section 4.1 Organization of Symantec. Symantec is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Symantec is duly qualified to transact business as a foreign corporation and is in good standing in each of the 50 states of the United States in which the ownership or leasing of the Assets or the conduct of the Products Business requires such qualification. Symantec has full power and authority to own or lease and to operate and use the Assets and to carry on the Products Business as now conducted and as now proposed to be conducted pursuant to this Agreement. Symantec has no subsidiaries or affiliated companies, and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity, that has any interest in the Assets or the Products Business. Symantec has delivered to HP complete and correct copies of the Certificate of Incorporation and Bylaws of Symantec, in each case as amended to the date hereof, and has delivered or made available minutes of all of directors', directors' committees' and shareholders' meetings that directly discuss the Products Business or the Assets.

         Section 4.2      Authorization.

                 (a) Symantec has full power and authority to execute, deliver and perform this Agreement and all of the Symantec Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Symantec Ancillary Agreements by Symantec have been duly and validly authorized and approved by all required corporate proceedings on the part of Symantec. This Agreement has been duly authorized, executed and delivered by Symantec and is the legal, valid and binding obligation of Symantec enforceable in accordance with its terms, except (a) as such enforcement may be





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         subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and each of the Symantec Ancillary Agreements has been duly authorized by Symantec and upon execution and delivery by Symantec will be a legal, valid and binding obligation of Symantec enforceable in accordance with its terms.

                 (b) Except as set forth in Section 4.2 of the Disclosure Letter, neither the execution and delivery of this Agreement or any of the Symantec Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will: (i) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Assets under, (1) the Certificate of Incorporation or Bylaws of Symantec, (2) any Transferred Agreement (as defined in Section 4.10), (3) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Symantec is a party or any of its properties is subject or by which Symantec is bound, (4) any Court Order to which Symantec is a party or any of its properties is subject or by which Symantec or any of its properties is bound, or (5) any Requirements of Laws affecting Symantec or its property; or (ii) require the approval, consent, authorization or act of, or the making by Symantec of any declaration, filing or registration with any Person.

                 (c) Except for the HSR Filing, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Symantec in connection with the execution and delivery of this Agreement and the Symantec Ancillary Agreements by Symantec or the consummation by Symantec of the transactions contemplated hereby or thereby.

         Section 4.3 Taxes. Symantec has filed all Tax Returns which it is required to file and has paid all Taxes which it is required to pay or which have become payable pursuant to any assessment. There are (and as of immediately following the Closing there will be) no Encumbrances on the Assets relating to or attributable to Taxes other than Permitted Encumbrances. Symantec has no knowledge of any basis for the assertion of any such claims which, if adversely determined, would result in an Encumbrance on the Assets, other than Permitted Encumbrances, or otherwise adversely affect HP or HP's use of the Assets. None of the Assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

         Section 4.4 Availability of Assets and Legality of Use. Symantec does not own any real property for the operations of the Products Business. Except (i) as set forth in Section 4.4 of the Disclosure Letter, (ii) for the Excluded Assets, and (iii) the rights granted under the License Agreement, the Assets, in conjunction with the rights granted under the License Agreement, constitute all the rights and intangible assets primarily used for and necessary to operate the Products Business and constitute all the tangible assets primarily used for the Products Business (including, but not limited to, all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which they are intended.

         Section 4.5      Governmental Permits.

                 (a) Symantec owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Assets and to carry on and conduct the Products Business substantially as currently conducted (herein collectively called "Governmental Permits"). Section 4.5 of the Disclosure Letter sets forth a list and brief description of each Governmental Permit, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. The Governmental Permits to be transferred to HP in connection with the transactions contemplated hereby as indicated in Section 4.5 of the Disclosure Letter are collectively referred to herein as the "Transferred Permits." Complete and correct copies of all of the Transferred Permits have heretofore been delivered to HP by Symantec.

                 (b) (i) Symantec has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of Symantec under any such Governmental Permit; (ii) no notice of cancellation, of default or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Symantec; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and may be assigned and transferred to HP in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

         Section 4.6 Personal Property. Schedule 2.1(e) contains a detailed list of all capital equipment and hard assets used in the Products Business. Schedule 2.1(e) contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental amount, the expiration date thereof and a brief description of the property covered) under which Symantec is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person transferred under this Agreement.

         Section 4.7 Title to Property. Symantec has good and marketable title to all of the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as disclosed in Section 4.7 of the Disclosure Letter, the Assets constitute all of the intangible assets which are primarily used for and necessary for the continued conduct of the Products Business as now conducted and all of the tangible assets which are primarily used for the continued conduct of the Products Business as now conducted. Upon delivery to HP on the Closing Date of the instruments of transfer contemplated by Section
3.4 above, Symantec will thereby transfer to HP good and marketable title to the Assets, subject to no Encumbrances, except for Permitted Encumbrances.

         Section 4.8      Intellectual Property.

                 (a) Symantec owns, or is licensed or otherwise entitled to exercise, without restriction, all rights to the Intellectual Property of the Assets.

                 (b) The Disclosure Letter lists (i) all patents, registered copyrights, trade dress, trade names, trademarks, service marks and other company, product or service identifiers and mask work rights, and any applications or registrations therefor, included in the Intellectual Property of the Assets, and specifies the jurisdictions in which each such right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers, together with a list of all of Symantec's currently marketed products within the Products Business and an indication as to which, if any, of such products have been registered for copyright protection with the United States Copyright Office and any foreign offices; (ii) all licenses, sublicenses and other agreements as to which Symantec is a party and pursuant to which Symantec or any other person is authorized to use any Intellectual Property of the Assets, other than (A) standard object code end user license agreements, (B) standard upgrade insurance agreements, (C) standard support agreements and (D) any other end user upgrade or support agreement that only materially deviates from the standard form agreement by providing that the governing law is other than California law, the product is warranted to comply with the "Year 2000," or Symantec has provided patent indemnification to the other party to the agreement. The Disclosure Letter shall include the full name of such agreements, the full names of all parties thereto, and the effective date thereof. The Disclosure Letter shall also list all parties to whom Symantec has delivered copies of Symantec source code, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code. Symantec's standard form(s) of (A) object code end use license agreements, (B) standard upgrade insurance agreements, and (C) standard support agreements are labeled and appended to the Disclosure Letter. Copies of all non-standard licenses, sublicenses, and other agreements identified pursuant to clause (ii) above have been delivered by Symantec to HP.

                 (c) Symantec is not, nor as a result of the execution and delivery of this Agreement or the performance of Symantec's obligations hereunder will be, in violation of, or lose any rights pursuant to any license, sublicense or agreement described in the Disclosure Letter.

                 (d) Symantec is the owner or licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests), the Intellectual Property of the Assets and has rights (and except as set forth in the Disclosure Letter is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which such rights are being used.

                 (e) No claims with respect to the Intellectual Property of the Assets have been asserted or, are threatened by any person and Symantec does not know of any claims (i) to the effect that the manufacture, sale or use of any product as now used or offered or proposed for use or sale by Symantec infringes any copyright, patent, trade secret, or other Intellectual Property right of any third party,
         (ii) against the use by Symantec of any Intellectual Property of the Assets, or (iii) challenging the ownership, validity or effectiveness of any such rights.

                 (f) All patents and registered trademarks, service marks, and other company, product or service identifiers and registered copyrights for the Intellectual Property of the Assets held by Symantec are valid and in effect.

                 (g) There has not been and there is not now any material unauthorized use, infringement or, misappropriation of any of the Intellectual Property of the Assets by any third party, including without limitation any employee or former employee of Symantec. Symantec has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or other Intellectual Property of the Assets and which has not been finally terminated prior to the date hereof. There are no such charges or claims outstanding.

                 (h) (i) Symantec does not have any liability with respect to the Intellectual Property of the Assets arising from the infringement or misappropriation of any patent, known to Symantec and issued or published prior to closing, any trademark, any service mark, any copyright or other Intellectual Property right of another. (ii) Symantec does not have any liability with respect to the Intellectual Property of the Assets arising from the infringement or misappropriation of any patent not known to Symantec and issued or published prior to closing.

                 (i) No Intellectual Property of the Assets is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by Symantec. Symantec has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property of the Assets. Symantec has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property of the Assets. Symantec has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property of the Assets.

         Section 4.9      Employees.

                 (a) HP will not have, as a consequence of the transactions contemplated hereby, any liability or obligation with respect to or under any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) or any other plan, program or arrangement, whether written or oral, providing for compensation or benefits in connection with the performance of services to Symantec maintained by Symantec with respect to employees of the Business or any other Symantec employees. Symantec has complied with the health care continuation requirements of Section 601 et seq. of ERISA with respect to employees of the Business and their spouses, former spouses and dependents.

                 (b) Schedule 7.5 contains: (i) a list as of March 24, 1997 of all Regular Personnel and all other employees or contractors of Symantec providing support to the Products and the Work-in-Progress; and (ii) the then current annual compensation provided by Symantec to any such employees. None of such employees has indicated a present intention to resign or retire.

                 (c) No New HP Regular Personnel are currently affected by a formal Symantec salary reduction program.

                 (d) Insofar as it pertains to the Products Business, Symantec is not a party to or bound by any union contract and has not experienced any strike, grievance or any arbitration proceeding, claim of unfair labor practices filed or threatened to be filed or any other material labor difficulty. No organizational effort is being or has been made or threatened by or on behalf of any labor union with respect to any employees of the Symantec.

         Section 4.10 Transferred Agreements. Complete and correct copies of each of the leases, contracts and other agreements to be transferred to HP in connection with the transactions contemplated hereby as indicated in Exhibit A-2 (collectively referred to herein as the "Transferred Agreements") have been delivered to HP by Symantec.

         Section 4.11     Status of Transferred Agreements.

                 (a) Each of the Transferred Agreements constitutes a valid and binding obligation of the parties thereto and is in full force and effect. All of such Transferred Agreements may be transferred to HP pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party.

                 (b) Symantec has fulfilled and performed in all material respects its obligations under each of the Transferred Agreements, and Symantec is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Transferred Agreements and no other party to any of the Transferred Agreements has materially breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Symantec or by any such other party. Symantec is not currently renegotiating any of the Transferred Agreements or paying liquidated damages in lieu of performance thereunder.

         Section 4.12     No Violation, Litigation or Regulatory Action.
Except as set forth in Section 4.12 of the Disclosure Letter, (i) the Assets and their uses comply in all material respects with all applicable
Requirements of Laws and Court Orders; (ii) Symantec has complied in all material respects with all Requirements of Laws and Court Orders which are applicable to the Assets or the Products Business; (iii) there are no lawsuits, claims, suits, proceedings or investigations pending or threatened against or affecting Symantec in respect of the Assets or the Products Business nor is there any known basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Symantec is the plaintiff or claimant and which relate to the Assets or the Products Business; and (iv) there is no action, suit or proceeding pending or threatened which questions the legality of the transactions contemplated by this Agreement.

         Section 4.13     Environmental Matters:

                 (a) Condition Of The Company's Property: (i) To Symantec's knowledge, no Hazardous Materials are or are will be present in the soil or groundwater of the Symantec Property and (ii) no Hazardous Material is present in building materials, indoor air or outdoor air of the Symantec Property in violation of applicable Law.

                 (b) Compliance With Environmental Laws: To Symantec's knowledge, prior to the Closing, all Hazardous Materials Activities conducted on or about the Symantec Property by Symantec or its agent, employees, contractors or subsidiaries have been conducted in accordance with all applicable Environmental Laws and Environmental Permits and all Hazardous Material waste generated at the Symantec Property or as a consequence of the Products Business has been transferred to Disposal Facilities where it has been recycled, destroyed or disposed of in accordance with applicable Law. No claim has been or is pending or threatened against Symantec or any such

         Disposal Site in connection with such transferred Hazardous Material waste.

                 (c) Permits: There are no Environmental Permits which are a Requirement of Laws for the conduct of the Products Business as presently conducted.

                 (d) Environmental Claims: Symantec has not received any notice from governmental authority or other Person (i) ordering an investigation or remediation of any Hazardous Material presently on or about the Symantec Property, (ii) imposing any new covenant, requirement, or condition pursuant to any Environmental Law or Environmental Permit with respect to the Products, (iii) making any claim for Loss or Expense based on an exposure of any person to a Hazardous Material as a consequence of a Hazardous Material Activity on or about the Symantec Property or a Hazardous Material Activity conducted in the course of the Products Business, (iv) except to the extent remedied to the satisfaction of applicable Governmental Bodies, asserting that any Hazardous Material Activity of the Products Business has violated or failed to fulfill the requirements of any Environmental Law or Environmental Permit or has damaged the environment, or (v) asserting that Symantec is liable with respect to any Disposal Site to which Hazardous Materials generated by the Products Business or from the Symantec Property have been transported.

                 (e) Environmental Liabilities: Symantec has provided HP with copies of all material records of the Hazardous Materials Activities of the Products Business required by HP for the conduct of the Products Business after the Closing and all environmental assessments of the Symantec Property. To Symantec's knowledge, there is no fact or circumstance affecting the Symantec Property or the Products Business which is likely to involve HP or the Products Business in any environmental litigation or impose any material environmental liability upon HP with respect to the Products Business after the Closing.

         Section 4.14     Financial Statements and Records.

                 (a) True and correct copies of the following have been delivered by Symantec to HP, with respect to the Products Business:
         (i) the budgets for capital expenditure, payroll and other expenditures of Symantec with respect to the Products Business for the fiscal years ending March 1997 and 1998 (if available), (ii) books and records of the Products Business, including but not limited to management and operational reports used in accounting and reporting for the Products Business and the Assets, and (iii) any cost information specifically related to the Products Business.

                 (b) With respect to Section 4.14(a)(ii) above, carrying values for Assets have been stated in accordance with Generally Accepted Accounting Principles, including without limitation any necessary reserves for depreciation, amortization and write downs for impairment, damage or obsolescence.

         Section 4.15 No Undisclosed Liabilities. There are no obligations or liabilities (whether absolute, accrued, contingent or otherwise), other than the Assumed Liabilities, of Symantec relating to any of the Assets or the Products Business, except obligations, liabilities or contingencies which are set forth in the Disclosure Letter.

         Section 4.16 Employee Agreements. To Seller's knowledge, no employee of Symantec engaged in the Products Business is in violation of any term of any employment contract (whether written or verbal), patent disclosure agreement, invention assignment agreement, confidentiality agreement or any other contract or agreement relating to the relationship of any such employee with Symantec or any other party (including prior employers) because of the nature of the Products Business now conducted or now proposed to be conducted by Symantec. Each current and former employee, consultant or other contracting party who contributed or is contributing to the Intellectual Property of the Assets has executed an Invention Assignment, Trade Secrets and Non- Disclosure Agreement with Symantec in the form then being used by Symantec, all of which forms have been previously delivered to HP by Symantec.

         Section 4.17 Interests of Employees. None of Symantec's officers, directors or employees has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Products Business, including any interest in the Intellectual Property of the Assets.

         Section 4.18 No Finder. Neither Symantec nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         Section 4.19 Government Contracts. None of the Transferred Agreements is a Government Contract.

         Section 4.20     Assets.

                 (a) Exhibit A-1 contains a complete and accurate description of all products, components, build system projects, Marketing Information for the Products and the Work-in-Progress.

                 (b) The currently shipping versions of the Assets have undergone and passed Symantec's standard checking procedures for known software viruses and the currently shipping versions of the Assets do not contain any known viruses, or any viruses created by Symantec employees, which would disrupt, damage, or interfere with the use of such versions.

                 (c) Symantec has not disclosed the source code for any of the Assets or other confidential or proprietary information constituting embodied in or pertaining to the Assets to any Person and has used diligent efforts to prevent such disclosure, other than disclosure of such source code to employees or independent contractors of Symantec, or third parties solely for evaluation purposes, in each case pursuant to valid and binding nondisclosure agreements with such Persons which are in full force and effect.

                 (d) The Assets and the rights granted under the License Agreement are all the rights and intangible assets primarily used for and necessary to operate the Products Business and are all the tangible assets primarily used for the Products Business.

         Section 4.21 Disclosure. None of the representations or warranties of Symantec contained herein and none of the information contained in the Schedules hereto or the Disclosure Letter is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect in light of the circumstances in which they were made.

                                   ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF HP

         As an inducement to Symantec to enter into this Agreement and to consummate the transactions contemplated hereby, HP hereby represents and warrants to Symantec and agrees as follows:

         Section 5.1 Organization of HP. HP is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is duly qualified to transact business in each of the jurisdictions in which the ownership or leasing of the Assets or the conduct of the Products Business pursuant to this Agreement requires such qualification, and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted and as now proposed to be conducted pursuant to this Agreement. HP has delivered to Symantec complete and correct copies of the Articles of Incorporation and Bylaws of HP, in each case as amended to the date of this Agreement.

         Section 5.2      Authority of HP.

                 (a) HP has full power and authority to execute, deliver and perform this Agreement and all of the HP Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the HP Ancillary Agreements by HP have been duly and validly authorized and approved by the Executive Committee of the Board of Directors of HP, and do not require any further authorization or consent of HP or its shareholders. This Agreement has been duly authorized, executed and delivered by HP and is the legal, valid and binding agreement of HP enforceable in accordance with its terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and each of the HP Ancillary Agreements has been duly authorized by HP and upon execution and delivery by HP will be a legal, valid and binding obligation of HP enforceable in accordance with its terms.

                 (b) Neither the execution and delivery of this Agreement or any of the HP Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will: (i) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the Articles of Incorporation or Bylaws of HP, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which HP is a party or any of its properties is subject or by which HP is bound, (C) any Court Order to which HP is a party or by which it is bound or (D) any Requirements of Laws affecting HP; or (ii) except for the HSR Filing, require the approval, consent, authorization or act of, or the making by HP of any declaration, filing or registration with, any Person, including without limitation, obtaining any Governmental Permit other than those Governmental Permits listed in Section 4.5 of the Disclosure Letter.

         Section 5.3 No Finder. Neither HP nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         Section 5.4 Intention of HP to Market and Distribute. It is the intention of HP to market and distribute the Products within the United States as well as outside of the United States.


                                   ARTICLE 6
                            [INTENTIONALLY OMITTED]


                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

         Section 7.1 Covenants of Symantec Relating to Conduct Prior to the Closing. During the period from the date of this Agreement and continuing until the Closing, Symantec agrees (except as expressly provided in this Agreement or to the extent that HP shall otherwise consent in writing) that Symantec shall:

                 (a) not sell, lease, otherwise dispose of or create any Encumbrance on, or permit to be sold, leased, otherwise disposed of or created any Encumbrance (except Permitted Encumbrances) on, all or any part of the Assets;

                 (b) conduct the Products Business in the ordinary course consistent with past practice;

                 (c) use the Assets in the usual, regular and ordinary course and in substantially the same manner as heretofore used;

                 (d) not sell or license NAN, NDA or Expose unless the terms of such sale or license are in all material respects the same as sales or licenses heretofore granted by Symantec to its customers or are in the ordinary course of the Products Business consistent with past practice;

                 (e) make payments incurred or owed in connection with the Products Business when due in the ordinary course, and perform its obligations under the leases, contracts, commitments and other agreements of the Products Business, including under the Transferred Agreements;

                 (f) maintain insurance against loss or damage to the Assets and such other insurance with respect to the Assets as has heretofore been maintained;

                 (g) not enter into any employment or consulting contract with any employee of the Products Business, increase any such employee's compensation inconsistent with past practice, or create or modify any benefit plan to which any such employee is a beneficiary;

                 (h) use commercially reasonable efforts to keep available the services of the present employees of the Products Business;

                 (i)      not enter into any agreement material to the Assets;

                 (j) not waive any material claims or rights of the Products Business; and

                 (k) not grant any options to purchase or sell any options to purchase or sell any capital stock of Symantec to any New HP Regular Personnel.

         Section 7.2 Access; Due Diligence Completion. Between the date of this Agreement and the Closing Date, Symantec, subject to the CDA, shall (a) give HP and its authorized representatives reasonable access during normal working hours and, if reasonably requested, on weekends to the Assets and to such of Symantec's facilities and properties and its books and records as relate to the Business, (b) permit HP to make inspections thereof, and (c) cause its officers, employees and advisors to furnish HP with such financial and operating data and other information with respect to the Business and to discuss the Business with HP and its authorized representatives, all as HP may from time to time reasonably request.

         Section 7.3 Satisfaction of Legal Conditions to Closing. Each of Symantec and HP will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Closing and will promptly cooperate with and furnish information to each other in connection with any such legal requirements. Each of Symantec and HP will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, permit, order or approval of, or any exemption by, any Person, required to be obtained in connection with any of the transactions contemplated by this Agreement.

         Section 7.4      [INTENTIONALLY LEFT BLANK]

         Section 7.5      Employment Matters.

                 (a) Prior to Closing, HP will offer employment to all individuals who are Regular Personnel and who are identified on
         Schedule 7.5hereto with such employment to become effective (the "New Employment Start Time") on the first business day after the Closing Date, and to be contingent upon the consummation of the transactions contemplated by this Agreement. Symantec and HP agree to select a mutually agreeable payroll and benefit coverage transition date.

                 (b) Symantec shall terminate each Regular Personnel, other than the seven employees listed in Section 7.5(f) below, who has accepted (which acceptance has not been withdrawn) an offer of employment extended pursuant to Section 7.5(a) above on and as of the Closing Date, such termination to be deemed effective as of 11:59 p.m. Pacific Daylight Time on the Closing Date. Symantec agrees that all such Regular Personnel will complete their workdays at the close of business on the Closing Date. HP will hire effective as of the New Employment Start Time, on an "at will" basis and subject to HP's terms, conditions and policies of employment, including without limitation those set forth in the offer letters from HP to each of the Regular Personnel, each of the Regular Personnel who are terminated by Symantec on the Closing Date pursuant to the foregoing sentence. HP reserves the right to redefine job content or position description of any employee. Nothing contained in this Section 7.5 is intended or shall be deemed to (i) require HP to employ such persons for any fixed or predetermined time after the Closing, or (ii) confer upon any employee of Symantec, past, present, or future, any rights of employment of any nature, it being understood and agreed that the provisions of this Section 7.5 are intended to set forth an agreement between HP and Symantec, and are not intended to benefit any persons not party to this Agreement, including such employees. Regardless of the date of the Closing, Symantec will pay (i) any bonuses due to each of the New HP Regular Personnel and the Technical Support People for Symantec's fiscal 1997 fourth quarter and fiscal 1998 first quarter (any bonus pertaining to the fiscal 1998 first quarter shall be prorated for the employee's actual period of employment with Symantec during such quarter) on the same date that Symantec pays its other employees not engaged in the Business their bonuses for such quarters, and (ii) on the Closing Date, all vacation pay accrued and other earned benefits as of the Closing Date due to each of the New HP Regular Personnel.

                 (c) With respect to those employees of the Business to whom HP chooses not to extend offers of employment, as more fully described in the Transition Agreement, either (i) if Symantec chooses to keep those employees on its payroll, Symantec shall provide the services of those employees as set forth in the Transition Agreement, or (ii) if Symantec terminates those employees at the Closing, HP may attempt to engage the services, on a contract basis, of those individuals, in either case for a period of two to six months after the Closing Date until HP's release of "Big Bang" products.

                 (d) Symantec will not solicit any of the (i) New HP Regular Personnel for a period of two years after the Closing Date, and (ii) HP contractors that were Symantec employees or contractors prior to the Closing, if any, for their respective periods of service after the Closing, but in any event no more than two years; provided, that this restriction shall not apply if HP were to terminate any of the New HP Regular Personnel or contractors after the Closing.

                 (e) HP acknowledges that under the CDA, HP may use Symantec confidential information disclosed under the CDA only for the purpose of evaluating a potential acquisition of certain assets of the Business during the confidentiality period of the CDA. HP acknowledges that, under the CDA, disclosed Symantec confidential information includes confidential information about Symantec employees that remain Symantec employees after the Transition Period, even if known by the Symantec employees that become HP employees during the Transition Period. HP further acknowledges that, under the CDA, use of such confidential information by HP for the purpose of direct solicitation of any of the remaining Symantec employees would be outside the scope of the rights granted under the CDA.

                 (f) The following Symantec employees are affected by visa issues that may delay the commencement of their employment with HP should new visas reflecting their proposed new employment status not issue by the Closing Date: Huey Ly, Rosely Ng, Swee Ying Yap, Nikhil Dhami, Nivedita Ghosh, Raymond Siu and Sanjay Mehta. These seven individuals shall remain employees of Symantec for a period of time after the Closing Date, anticipated to be approximately 30- 60 days, necessary for issuance of new visas reflecting their proposed new employment status. Upon resolution of such matters, their employment with HP shall commence as promptly as practicable for HP. HP shall be responsible by direct payment for the reasonable fees and costs associated with the issuance of new visas. HP will reimburse Symantec for the (i) base pay, and (ii) pro rata benefits cost calculated at the rate of 34% of base pay, for such employees for the period, if any, beginning the day after the Closing Date, through and including the day prior to the date of their commencement of employment at HP, in an aggregate daily amount not to exceed $2,000 per individual. On the same date in August 1997 that Symantec pays any bonuses for its first quarter of fiscal 1998 to its standard, full-time employees, Symantec shall pay directly to each of these seven individuals the appropriate pro rata portion of any bonuses due to them for such fiscal quarter. On their respective termination dates, Symantec will also pay all vacation pay accrued and other earned benefits as of their respective termination dates to each of these seven individuals.

         Section 7.6 Taxes. Symantec shall be responsible for and pay when due (i) all Taxes attributable, levied or imposed upon or incurred in connection with the Assets or the Business (pertaining to the period (or that portion of any period) ending on or prior to the Closing Date). Symantec agrees to continue to timely file within the time period for filing, or any extension granted with respect thereto, all Tax Returns it is required to file in connection with the Assets or the Business, and such Tax Returns shall be true and correct and completed in accordance with applicable laws.

         Section 7.7 Discharge of Symantec's Liabilities. Symantec covenants and agrees that it will pay and discharge, and hold HP harmless from, each and every liability and obligation of Symantec in respect of the Business or the Assets arising from events occurring on or prior to the Closing Date, it being understood and agreed that HP is assuming no liabilities or obligations of Symantec other than the "Assumed Liabilities."

         Section 7.8 Support. HP shall provide support to the Products' Business support contract customers and will, as more fully described in the Transition Agreement, provide such support by contracting with Symantec for the services of the appropriate Symantec technical support people in Eugene, Oregon, Leiden, Holland and Melbourne, Australia (collectively, the "Technical Support People") during a Transition Period (as defined in the Transition Agreement). HP may directly solicit the Technical Support People in North America during the Transition Period for possible employment to commence at the end of the Transition Period. At the end of the Transition Period, HP shall provide to Symantec an amount equal to the retention benefit agreed upon by HP and Symantec for some of the Technical Support People, as stated in letters from Symantec to those people. After the Transition Period, HP will provide comparable support for any remaining term of the Products Business' outstanding support contracts between Symantec and its customers.

         Section 7.9 Upgrade Insurance. For Symantec's customers with upgrade insurance agreements in effect as of the Closing Date, HP will provide, at no charge, any major release of "Big Bang" from the Closing Date through the coverage lapse date (not to exceed one year from the Closing Date) of the relevant upgrade insurance agreement. Thereafter, HP shall provide any upgrades and updates to all of the Products Business' customers pursuant to HP's terms and conditions.

         Section 7.10 Sublease. HP agrees to enter into a written sublease agreement with Symantec and the landlord of the Leased Premises in the form of Exhibit F hereto to become effective at the Closing Date.

         Section 7.11 License Agreement. Symantec and HP agree to enter into the License Agreement in the form of Exhibit D hereto to become effective at the Closing Date.

         Section 7.12 pcANYWHERE OEM Agreement. Symantec and HP agree to enter into the PcANYWHERE OEM Agreement in the form of Exhibit B hereto to become effective at the Closing Date, relating to the product known as "pcANYWHERE."

         Section 7.13 Transition OEM Agreement. Symantec and HP agree to enter into the Transition OEM Agreement in the form of Exhibit E hereto to become effective at the Closing Date.

         Section 7.14 HSR Filings. Each of Symantec and HP agree to use commercially reasonable efforts to cooperate with each other in preparing and filing a Premerger Notification and Report Form with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the United States Department of Justice (the "HSR Filing") and in obtaining all required regulatory approvals, clearances and expirations of waiting periods.

         Section 7.15 Consent to Use of Certain Marks. Symantec will not object to or attack HP's adoption, use or registration of the following marks or combination of marks: "Administrator for Networks," "Desktop Administrator," "Expose," "NAN" or "NDA." Symantec agrees to furnish HP with a letter of consent for any mark permitted above, if so requested by HP, in any country in which Symantec is the senior party. HP agrees it receives no right under this Agreement to register as marks the names "Norton" or "Symantec."

         Section 7.16 Termination of Certain Agreements. The Software License Agreement dated August 23, 1996 and the OEM Agreement effective June 1, 1994, as amended by the First Amendment to OEM Agreement effective February 1, 1996, each by and among Symantec, Symantec Limited and HP, shall be terminated automatically on the Closing Date.

         Section 7.17 Certificate. Symantec shall deliver to HP a certificate or certificates, dated the Closing Date and signed on behalf of Symantec by an authorized officer of Symantec, stating that each of the representations and warranties of Symantec contained or referred to herein and in the Symantec Ancillary Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by HP or any transaction contemplated by this Agreement.

         Section 7.18 I-9s. On or prior to the Closing Date, Symantec shall deliver to HP a correct and complete original U.S. Department of Justice Form I-9, Employment Eligibility Verification, for each HP New Regular Personnel for whom such a form is required by U.S. law.


                                   ARTICLE 8
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF HP

         The obligations of HP under this Agreement shall, at the option of HP, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions.

         Section 8.1 No Misrepresentation or Breach of Covenants and Warranties. None of the representations and warranties of Symantec contained or referred to herein and in the Symantec Ancillary Agreements shall be untrue or incorrect in any material respect on the Closing Date so that, either individually or in the aggregate, any such breach or inaccuracy results in a material adverse effect on the Products Business or the Assets, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by HP or any transaction contemplated by this agreement; and there shall have been delivered to HP a certificate or certificates to such effect, dated the Closing Date, signed on behalf of Symantec by an authorized officer of Symantec.

         Section 8.2 No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby and there shall have been delivered to HP a certificate or certificates to such effect, dated the Closing Date, signed on behalf of Symantec by an authorized officer of Symantec.

         Section 8.3 Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in Section 4.2 of the Disclosure Letter or otherwise required to be obtained prior to the Closing by applicable Requirements of Law; and there shall have been delivered to HP a certificate or certificates to such effect, dated the Closing Date, signed on behalf of Symantec by an authorized officer of Symantec.

         Section 8.4 Necessary Consents. Symantec shall have received consents, in form and substance reasonably satisfactory to HP, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which Symantec is a party or by which Symantec or any of the Assets is affected and which are specified in Section
4.2 of the Disclosure Letter, and there shall have been delivered to HP a certificate or certificates to such effect, dated the Closing Date, signed on behalf of Symantec by an authorized officer of Symantec.

         Section 8.5 Employees. At least 80% of Category A employees and 60% of Category B employees listed in Schedule 7.5 shall have accepted (which acceptances shall not have been withdrawn) offers of employment by HP extended as contemplated by Section 7.5 above.

         Section 8.6 No Material Adverse Change. There shall have been no material adverse change in the Products Business or the Assets from the date hereof through the Closing Date.

         Section 8.7 Execution of Symantec Ancillary Agreements. Symantec shall have executed and delivered to HP all of the Symantec Ancillary Agreements.

         Section 8.8 Opinion of Symantec's Counsel. HP shall have received an opinion of Symantec's counsel, dated the Closing Date, in substantially the form of Exhibit H hereto.

         Section 8.9 Trio. Symantec shall have received a full and complete release and an assignable license from Trio Systems LLC ("Trio"), each in form and substance satisfactory to HP.


                                   ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS OF SYMANTEC

         The obligations of Symantec under this Agreement shall at the option of Symantec, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         Section 9.1 No Misrepresentation or Breach of Covenants and Warranties. Each of the representations and warranties of HP contained or referred to in this Agreement and the HP Ancillary Agreements shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Symantec or any transaction contemplated by this Agreement; and there shall have been delivered to Symantec a certificate or certificates to such effect, dated the Closing Date and signed on behalf of HP by an authorized representative of HP.

         Section 9.2 No Restraint or Litigation. No action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby; and there shall have been delivered to Symantec a certificate or certificates to such effect, dated the Closing Date and signed on behalf of HP by an authorized representative of HP.

         Section 9.3 Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws; and there shall have been delivered to Symantec a certificate or certificates to such effect, dated the Closing Date and signed on behalf of HP by an authorized representative of HP.

         Section 9.4 Execution of HP Ancillary Agreements. HP shall have executed and delivered to Symantec the HP Ancillary Agreements to which Symantec and HP are parties.


                                   ARTICLE 10
                                INDEMNIFICATION

         Section 10.1 Indemnification by Symantec. Symantec agrees to indemnify and hold harmless each HP Group Member from and against any and all Losses and Expenses incurred by such HP Group Member in connection with or arising from:

                 (a) any breach by Symantec of any of its covenants in this Agreement, any Symantec Ancillary Agreement, Exhibit or Schedule;

                 (b) any breach of any warranty or the inaccuracy of any representation of Symantec contained or referred to in this Agreement, any Symantec Ancillary Agreement (other than the pcANYWHERE OEM Agreement), Exhibit or Schedule or any document or certificate delivered by or on behalf of Symantec pursuant hereto, other than the representations set forth in Section 4.8(h)(ii) of this Agreement,
         Section 7.3 of the License Agreement and as the substance thereof may appear elsewhere in this Agreement or any Symantec Ancillary Agreement (other than the pcANYWHERE OEM Agreement), Exhibit or Schedule or any document or certificate delivered by or on behalf of Symantec pursuant hereto;

                 (c) any failure of Symantec to obtain prior to the Closing any consent required under Section 4.2;

                 (d) any liabilities, obligations or commitments of or any claims against Symantec, including without limitation arising from Symantec's operation of the Business;

                 (e) any breach of any warranty or the inaccuracy of any representation of Symantec contained or referred to in Section 4.8(h)(ii) of this Agreement, Section 7.3 of the License Agreement and as the substance thereof may appear elsewhere in this Agreement or any Symantec Ancillary Agreement (other than the pcANYWHERE OEM Agreement), Exhibit or Schedule or any document or certificate delivered by or on behalf of Symantec pursuant hereto; or

                 (f) the Trio, Simba and Doug Neal matters disclosed in the Disclosure Letter.

         Section 10.2 Indemnification by HP. HP shall indemnify and hold harmless Symantec from and against any and all Losses and Expenses incurred by it in connection with, arising from, relating to or resulting from:

                 (a) any breach by HP of any of its covenants in this Agreement, any HP Ancillary Agreement, Exhibit or Schedule; or

                 (b) any breach of any warranty or the inaccuracy of any representation of HP contained or referred to in this Agreement, any HP Ancillary Agreement, Exhibit, Schedule or any document or certificate delivered by or on behalf of HP pursuant hereto.

         Section 10.3     Limitation of Indemnification.

                 (a) Except for any Losses related to Trio, the liabilities and obligations of Symantec arising under this Article 10 shall commence only following the incidence of Losses aggregating $150,000, following which all claims starting from the first dollar shall be recoverable as provided in this Agreement. The aggregate amount of the liabilities and obligations of Symantec with respect to any indemnification claim made pursuant to Section 10.1(a), (b), (c),
         (d) or (f) above shall not exceed the Purchase Price, except that with respect to Section 10.1(e) above, the aggregate amount shall not
         exceed $5,000,000.   Any claim must be made against Symantec pursuant
         to this Article 10 on or prior to the date which is three years after the date of the last payment constituting part of the Purchase Price, except that (i) with respect to the breach of any warranty contained in Section 4.3, the period of time during which such a claim may be made shall terminate at the end of the relevant statutory time period, and (ii) with respect to claims made with respect to the breach of any warranty contained in Section 4.8 or 4.20, there shall be no time limit.

                 (b) The liabilities and obligations of HP and any HP Group Member arising under this Article 10 shall commence only following the incidence of Losses (incurred by any and all Indemnified Parties) aggregating $150,000, following which all claims starting from the first dollar shall be recoverable as provided in this Agreement. The aggregate amount of the obligations of HP and any HP Group Member with respect to any indemnification claim made pursuant to Section 10.2 shall not exceed $3 million. A claim must be made against HP or any HP Group Member pursuant to this Article 10 on or prior to the date which is one year after the date of the last payment constituting part of the Purchase Price.

         Section 10.4 Notice of Claims. Symantec or any HP Group Member (the "Indemnified Party") seeking indemnification hereunder shall give to HP or Symantec, as appropriate (or its successors and assigns) (the "Indemnitor"), a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

         Section 10.5     Third Person Claims.

                 (a) If any third Person claim, action or suit is made against an Indemnified Party, the Indemnified Party will be entitled to control the defense thereof. The Indemnitors will (i) reasonably cooperate in connection with the defense of a third Person claim, and
         (ii) not admit any liability with respect to, or settle, compromise or discharge any third Person claim without the Indemnified Party's prior written consent. The Indemnitors shall be entitled to participate in, but not control, such defense with their own counsel at their own expense.

                 (b) Reimbursement of Losses or Expenses in connection with a settlement shall be in accordance with Sections 10.5(c) and
         10.6 below.

                 (c) The Indemnified Party will not settle, compromise or discharge any third Person claim without the consent of the Indemnitors, which consent shall not be unreasonably withheld. In the event the Indemnitors and the Indemnified Party cannot agree on a settlement, compromise or discharge of any third Person claim, the Indemnified Party may settle, compromise or discharge the third Person claim without such consent; provided, however, that, if the Indemnitors dispute the Indemnified Party's claim for indemnification of the settled claim, such dispute shall be resolved in accordance with Section 10.6 below.

         Section 10.6 Dispute Resolution. In the event the Indemnitors dispute the Indemnified Party's claim for indemnification of a third Person claim that the Indemnified Party settles without the consent of the Indemnitors, prior to filing any claims in a court of law or to submitting the dispute to binding arbitration, the parties shall in good faith first negotiate a written resolution of such dispute or claim for a period not to exceed fifteen days from the date of receipt of a party's request for such negotiation. Such negotiation shall be conducted between Symantec and managers of HP who have authorization to resolve any such dispute or claim. In the event the parties cannot negotiate a written resolution to such dispute or claim during this fifteen-day negotiation period, and prior to filing any claim in a court of law or submitting the dispute to binding arbitration, the parties shall then submit such dispute or claim to nonbinding mediation with Judicial Arbitration & Mediation Services ("JAMS"). The mediation may be initiated by the written request of either party to the other party, shall commence within fifteen (15) days of receipt of such notice and shall be conducted in accordance with the standard mediation procedures established by JAMS, unless otherwise agreed by the parties. The mediation shall not exceed a period of thirty (30) days. In the event the parties do not resolve such dispute or claim as a result of such mediation or in the event such dispute or claim is not resolved within three months, either party may seek to resolve the dispute or claim in a court of competent jurisdiction or seek other legal or equitable resolution. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The costs of resolving the dispute, including reasonable attorneys' fees and expenses, shall be borne by the losing parties.

         Section 10.7 Setoff. HP shall be entitled to set-off the amount of any claim reasonably submitted in good faith under Section 10.1 as damages or by way of indemnification against any other amounts payable by HP to Symantec whether under this Agreement or otherwise as HP's sole monetary remedy. Where the claim by HP relates to amounts paid or payable currently by HP, HP may set off such amounts against the amounts next due and payable in respect of the Purchase Price.

                                   ARTICLE 11
                                  TERMINATION

         Section 11.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

                 (a)      by the mutual consent of HP and Symantec;

                 (b) by HP or Symantec if the Closing shall not have occurred on or before May 31, 1997 (or such later date as may be mutually agreed to by HP and Symantec);

                 (c) by HP in the event of (i) any material breach by Symantec of any of the representations, warranties, covenants or agreements of Symantec contained herein, (ii) the failure of Symantec to cure such breach within fourteen (14) days after receipt of notice from HP requesting such breach to be cured, and (iii) the breach resulting in a material adverse effect on the Products Business or the Assets; or

                 (d) by Symantec in the event of any material breach by HP of any of HP's representations, warranties, covenants or agreements contained herein and the failure of HP to cure such breach within fourteen (14) days after receipt of notice from Symantec requesting such breach to be cured.

         Section 11.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 11.1 above shall give notice of such termination to the other parties to this Agreement.

         Section 11.3 Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article 11, all further obligations of the parties under this Agreement (other than Sections 12.2, 12.3 and 12.10) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.


                                   ARTICLE 12
                               GENERAL PROVISIONS

         Section 12.1 Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for the relevant indemnification periods set forth in Article 10 above. The respective representations and warranties of each party hereto contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto and shall survive the Closing.

         Section 12.2 Confidential Information. Symantec agrees that it will protect HP confidential information acquired from Symantec under this Asset Purchase Agreement for a period of five years from the Closing Date by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the HP confidential information as Symantec uses to protect its own confidential information of a like nature.

         Section 12.3 No Public Announcements. Except as heretofore made and subject to the CDA, neither HP nor Symantec shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations.

         Section 12.4 Notices. Any notice given hereunder shall be in writing and shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile transmission, on the date on which the sender receives confirmation by facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing and should be addressed as follows:

                 If to HP, to:

                 Hewlett-Packard Company
                 3000 Hanover St.
                 M/S 20BT
                 Palo Alto, CA 94304-0890
                 Attention:  Director, Corporate Development
                 Facsimile:  415-852-8342

                 with a copy to:

                 Hewlett-Packard Company
                 3000 Hanover Street, MS: 20BQ
                 Palo Alto, California 94304
                 Attention:  General Counsel
                 Facsimile:  415-857-4392

                 If to Symantec, to

                 Symantec

                 Symantec Corporation
                 10201 Torre Avenue
                 Cupertino, CA 94014
                 Attention:  Senior Vice President, Corporate Development
                 Facsimile:  408-446-8849

                 with a copy to:

                 Symantec Corporation
                 10201 Torre Avenue
                 Cupertino, CA 94014
                 Attention:  Vice President and General Counsel
                 Facsimile:  408-252-5101

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

         Section 12.5     Successors and Assigns.

                 (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other, except that the rights of HP hereunder may be assigned prior to the Closing, without the consent of Symantec, to any corporation all of the outstanding capital stock of which is owned or controlled by HP, provided, that the assignee shall assume in writing all of HP's obligations to Symantec hereunder; provided, further, that HP shall be obligated to pay the balance of any portion of the Purchase Price that Symantec is entitled to receive pursuant to the terms of this Agreement and which the assignee fails to pay. Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

                 (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of HP, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.5 any right, remedy or claim under or by reason of this Agreement.

         Section 12.6     Access to Records After Closing.

                 (a) For a period of three (3) years after the Closing Date, HP and its representatives shall have reasonable access to all of the books and records relating to the Business which Symantec or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Symantec and its Affiliates upon receipt of reasonable advance notice and during normal business hours. HP shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.6. If Symantec or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such three (3) year period, Symantec shall prior to such disposition, give HP a reasonable opportunity, at HP's expense, to segregate and remove such books and records as HP may select.

                 (b) For a period of one (1) year after the Closing Date, in the event that Symantec has a reasonable need for a copy of any of the Books and Records delivered by Symantec to HP under this Agreement, Symantec will notify HP of its request. HP may make such copy available to Symantec, at Symantec's sole expense, in HP's reasonable discretion.

         Section 12.7 Entire Agreements, Amendments. With the exception of the CDA, this Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including without limitation the Letter of Intent. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

         Section 12.8 Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         Section 12.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         Section 12.10 Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants and other advisors.

         Section 12.11 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

         Section 12.12 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Symantec and HP.

         Section 12.13 Further Assurances. On the Closing Date, Symantec shall (i) deliver to HP such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to HP and its counsel, as HP may reasonably request or as may be otherwise reasonably necessary to vest in HP all the right, title and interest of Symantec in, to or under any or all of the Assets, and (ii) take all steps as may be reasonably necessary to put HP in actual possession and control of all the Assets. From time to time following the Closing, Symantec shall execute and deliver, or cause to be executed and delivered, to HP such other instruments of conveyance and transfer as HP may reasonably request or as otherwise may be reasonably necessary to more effectively convey and transfer to, and vest in, HP and put HP in possession of, any part of the Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with HP at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its reasonable efforts to secure to HP the benefits thereof in some other manner, or (b) reasonable efforts jointly with HP to secure to HP the benefits thereof in some other manner (including the exercise of the rights of Symantec thereunder). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

         Section 12.14 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.




                                       "HP"

                                       HEWLETT-PACKARD COMPANY,
                                       a California corporation


                                       By:
                                          -----------------------------
                                       Name:
                                       Title:


                                       "Symantec"

                                       SYMANTEC CORPORATION,
                                       a Delaware corporation


                                       By:
                                          -----------------------------
                                       Name:
                                       Title:

ASSET PURCHASE AGREEMENT

INDEX TO SCHEDULES

SCHEDULE         DESCRIPTION

2.1(e)           Capital Equipment and Other Hard Assets

2.6(b)           Payment of Purchase Price

4                Disclosure Letter

7.5              Employees

INDEX TO EXHIBITS

EXHIBIT  DESCRIPTION

A-1              Transferred Products & Technology

A-2              Transferred Agreements

B                pcANYWHERE OEM Agreement

C                Instrument of Assignment and Assumption

D                License Agreement

E                Transition OEM Agreement

F                Sublease and Sublease Letter Agreement

G                Transition Agreement

H                Opinion of Symantec's Counsel

                            ASSET PURCHASE AGREEMENT
                                Schedule 2.6(b)


                           Payment of Purchase Price


(Dollars in millions, USD)        Maximum                 Percent of HP's
                                  Amount of               NSMD Revenue
                                  Royalty
HP Quarter Ending:
-----------------

April 30, 1997                    $  5.3                        30%
July 31, 1997                     $  5.0                        30%
October 31, 1997                  $  5.5                        30%
January 31, 1998                  $  5.5                        30%
April 30, 1998                    $  4.0                        30%
July 31, 1998                     $  1.5                        30%
October 31, 1998                  $  1.3                        30%


                                  $ 28.1

Payment stream has been modeled to yield no more than $27,000,000 NPV (at a discount rate of 6%) over eight quarters beginning with HP's quarter ending April 30, 1997.

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                               LICENSE AGREEMENT


This license agreement (the "License Agreement") is entered into and is effective as of the Closing Date specified in the Asset Purchase Agreement by and between Hewlett-Packard Company, a California corporation ("HP") and Symantec Corporation, a Delaware corporation ("Symantec").

1.       RECITALS:

         1.1 Symantec has been operating a business to design, develop, enhance, test, manufacture, distribute and support the products, technologies and intellectual property known to Symantec and its customers as all versions of Norton Administrator for Networks ("NAN"), Norton Desktop Administrator ("NDA"), Expose ("Expose") and work-in-progress and developments intended for the upcoming "Big Bang" release (collectively, the "Business").

         1.2 Symantec's business of (i) designing, developing, enhancing and testing the Products and Work-in-Progress, (ii) manufacturing and distributing specifically for the Products, and (iii) and supporting primarily the Products and Work-in-Progress constitutes the "Products Business."

         1.3 Pursuant to the Asset Purchase Agreement between HP and Symantec dated March 27, 1997 ("Asset Purchase Agreement"), Symantec is selling and HP is buying the Assets;

         1.4 In conjunction with execution of the Asset Purchase Agreement, HP wishes to license from Symantec certain intellectual property (described in Schedules 1, 2, 3, 4, 5 and 6 to this Agreement) primarily related to other Symantec businesses but
                 also related to the Products.    Symantec wishes to license
                 back from HP certain intellectual property (described in Schedules 7, 8 and 9 to this Agreement) contained in the Assets but also related to other Symantec business.

The parties agree as follows:

2.       DEFINITIONS

         2.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 2 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997


                 2.1.1 "Affiliate" means any entity which controls, is controlled by, or is under common control with, Symantec or HP, as the case may be. An entity shall be deemed to be in control of another entity only if, and for so long as, it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

                 2.1.2    "HP" has the meaning specified in the first paragraph
                           of this Agreement.

                 2.1.3 "Expose" has the meaning described in Recital 1.1 above.

                 2.1.4 "Intellectual Property" means worldwide patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, licenses, service marks, products marks, trade names, all other names embodying products or product goodwill (or both) copyright registrations, mask works, copyrights (including those in computer programs, software, including all source code and object code, programming tools, drawings, specifications and data), designs, trade secrets, technology, inventions, discoveries and improvements, know-how; proprietary rights, formulae, processes, technical information, confidential and proprietary information, whether tangible or intangible, and all other intellectual property rights, whether or not subject to statutory registration or protection.

                 2.1.5    "License Agreement" means this Agreement.

                 2.1.6    "NAN" has the meaning described in Recital 1.1 above.

                 2.1.7    "NDA" has the meaning described in Recital 1.1 above.

                 2.1.8 "Products" means all past and current versions of NAN, NDA and Expose.

                 2.1.9 "Assets" has the meaning specified in the Asset Purchase Agreement.

                 2.1.10 "Symantec" has the meaning specified in the first paragraph of this Agreement.

                 2.1.11 "Work-in-Progress" means work-in-progress for the "Big Bang" release.

3.       DELIVERY

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

         3.1 Symantec will create and own a source code copy of a TAOSKRNL library for the Quake component and a TAOSKRNL library for the Core component upon signing this License Agreement that conform to the following requirements:

                 3.1.1 Symantec will use only minimal engineering resources currently dedicated to the Big Bang release;

                 3.1.2 the TAOSKRNL libraries will contain a subset of the functions provided by the corresponding SYMKRNL libraries including all string handling functions, all file/directory functions and all utility functions;

                 3.1.3 the TAOSKRNL libraries will contain at least the disk access functions required by the Big Bang release and all supported versions of NAN and NDA; and

                 3.1.4 the TAOSKRNL libraries will meet all quality, testing and localization standards currently defined by the Symantec product release requirements.

         3.2 Symantec will provide HP a copy of the software listed in Schedules 1, 2, 3, 4, 5 and 6 upon signing this License Agreement in accordance with the licenses granted in Section
                 4.  HP will provide Symantec a copy of the software listed in
                 Schedule 9 upon release.

4.       LICENSE GRANT

         4.1 Symantec grants to HP and its Affiliates a non-exclusive, perpetual, transferrable, worldwide, paid-up, irrevocable license under all Symantec Intellectual Property rights, whether currently owned or later acquired, to make, have made, copy, use, sell, offer for sale, distribute, import, disclose and create derivative works for the Schedule 1 Licensed Software for source code, object code and associated documentation, together with the right to sublicense others to do the same.

         4.2 Symantec grants to HP and its Affiliates a non-exclusive, perpetual, transferrable, worldwide, paid-up, irrevocable license under all Symantec Intellectual Property rights, whether currently owned or later acquired, to make, have made, copy, use, sell, offer for sale, distribute, import, disclose and create derivative works for the Schedule 2 Licensed Software for source code, object code and associated documentation, together with the right to sublicense others to do the same, except that:

                 4.2.1 this Section 4.2 license is limited only to the development, development, distribution and support of NAN metering products and derivative

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                          metering products during a period ending 18 months after closing;

                 4.2.2 HP will not provide the Schedule 2 Licensed Software in source code format to any third party except to escrow agents for escrow relationships during a period ending 18 months after closing;

                 4.2.3 HP will not sell or distribute any disk utility products or anti-virus products containing Schedule 2 Licensed Software during a period ending 36 months after closing; and

                 4.2.4 HP will not provide either directly or indirectly any source code license or any license with distribution rights for the Schedule 2 Licensed Software to McAfee, Cyber Media, Trend Micro Inc. or their successors in interest during a period ending 36 months after closing.

         4.3 Symantec grants to HP and its Affiliates a non-exclusive, perpetual, transferrable, worldwide, paid-up, irrevocable license under all Symantec Intellectual Property rights, whether currently owned or later acquired, to make, have made, copy, use, sell, offer for sale, distribute, import, disclose and create derivative works for the Schedule 3 Licensed Software for source code, object code and associated documentation, together with the right to sublicense others to do the same, except that:

                 4.3.1 HP will not provide either directly or indirectly any source code license or any license with distribution rights for the Schedule 3 Licensed Software to McAfee, Cyber Media, Trend Micro Inc. or their successors during a period ending 6 months after closing.

         4.4 Symantec grants to HP and its Affiliates a non-exclusive, perpetual, transferrable, worldwide, paid-up, irrevocable license under all Symantec Intellectual Property rights, whether currently owned or later acquired, to make, have made, copy, use, sell, offer for sale, distribute, import, disclose and create derivative works for the Schedule 4 Licensed Software for source code, object code and associated documentation, together with the right to sublicense others to do the same, except that:

                 4.4.1 HP will not provide either directly or indirectly any source code license or any license with distribution rights for the Schedule 3 Licensed Software to McAfee, Cyber Media, Trend Micro Inc. or their successors during a period ending 18 months after closing.

         4.5 Symantec grants to HP and its Affiliates a non-exclusive, perpetual, transferrable,

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                 worldwide, paid-up, irrevocable license under all Symantec Intellectual Property rights, whether currently owned or later acquired, to make, have made, copy, use, import, disclose and create derivative works for the Schedule 5 Licensed Software for source code, object code and associated documentation, together with the right to sublicense others to do the same except that HP will not sublicense the Schedule 5 Licensed Software as a stand-alone product with no additional functionality and will only sublicense the Schedule 5 Licensed Software for use in conjunction with a source code license to NAN, NDA, Expose or any derivative product.

         4.6 Symantec grants to HP and its Affiliates a non-exclusive, perpetual, transferrable, worldwide, paid-up, irrevocable license under all Symantec Intellectual Property rights, whether currently owned or later acquired, to make, have made, copy, use and import up to a total of 50 copies for each of the three programs contained in the Schedule 6 Licensed Software for object code and associated documentation, together with the right to sublicense others to do the same.

         4.7 HP grants to Symantec and its Affiliates a non-exclusive, perpetual, irrevocable, non-transferrable, worldwide, paid-up license under all HP Intellectual Property rights acquired from Symantec in the Asset Purchase Agreement or under this License Agreement, whether currently held or later acquired, to make, have made, copy, use, import and create derivative works for the Schedule 7 Licensed Software only for use in the
                 Schedule 7 Licensed Products and only for the Schedule 7 Associated Limited Purpose. HP grants to Symantec and its Affiliates a non-exclusive, non-transferrable, worldwide, perpetual, irrevocable, paid-up license under all HP Intellectual Property rights acquired from Symantec in the Asset Purchase Agreement or under this License Agreement, whether currently held or later acquired, to sell, offer for sale, distribute the object code and associated documentation for the Schedule 7 Licensed Software only for use in the
                 Schedule 7 Licensed Products and only for the Schedule 7 Associated Limited Purpose. Schedule 7 Licensed Products means the Schedule 7 Associated Products and any later versions or derivative products primarily based on the
                 Schedule 7 Associated Products. Schedule 7 Licensed Software means the source code, object code and associated documentation for the Schedule 7 Listed Software and any modified Schedule 7 Listed Software.

         4.8 HP grants to Symantec and its Affiliates a non-exclusive, perpetual, irrevocable, non-transferrable, worldwide, paid-up license under all HP Intellectual Property rights acquired from Symantec in the Asset Purchase Agreement or under this License Agreement, whether currently held or later acquired, to use, sell, offer for sale, distribute, import the Schedule 8 Licensed Software only for use in the Schedule 8 Associated Products and only for the Schedule 8 Associated Limited Purpose. Schedule 8 Licensed Software means the object code and associated

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                 documentation for the Schedule 8 Listed Software.

         4.9 HP grants to Symantec a non-exclusive, perpetual, non-transferrable, worldwide, paid-up license under all HP Intellectual Property rights, whether currently held or later acquired, to make, have made, copy, use internally, use externally only to embed for distribution to external test sites for Symantec and import the object code and associated documentation for the Schedule 9 Licensed Software. HP may revoke this license upon material breach by Symantec of this
                 Section 4.9 License if the breach is not cured within 30 days of notice.

5.       OWNERSHIP

         5.1 HP receives no right, title or interest to any Symantec technology or Intellectual Property therein under this License Agreement except for the specific licenses granted in Section
                 4. HP retains ownership of any modifications or additions made by HP to any software licensed under and in accordance with this License Agreement.

         5.2 Symantec receives no right, title or interest to any HP technology under this License Agreement except for the specific licenses granted in Section 4. Symantec retains ownership of any modifications or additions made by Symantec to any software licensed under and in accordance with this License Agreement.

6.       PAYMENT

         6.1 All licenses granted under this License Agreement are non-royalty-bearing, fully paid-up licenses. Consideration for the licenses granted under this License Agreement is found within the Asset Purchase Agreement.

7.       WARRANTY

         7.1 Symantec represents and warrants that it either has title or sufficient rights in the copyrights, trade secrets and patents of any software and documentation licensed under this License Agreement to grant the licenses granted by Symantec under this License Agreement.

         7.2 Symantec represents and warrants that Symantec does not have any liability with respect to the software and documentation licensed under this License Agreement arising from the infringement or misappropriation of any patent, known to Symantec and issued or published prior to closing, any trademark, any service mark, any copyright or other Intellectual Property right of another.

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

         7.3 Symantec represents and warrants that Symantec does not have any liability with respect to the software and documentation licensed under this License Agreement arising from the infringement or misappropriation of any patent not known to Symantec and issued or published prior to closing.

         7.4 THE WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND NO OTHER WARRANTY, WHETHER WRITTEN OR ORAL, IS EXPRESSED OR IMPLIED. BOTH PARTIES SPECIFICALLY DISCLAIM THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.       INDEMNIFICATION

         8.1 Symantec will indemnify HP for a breach of the foregoing warranties in accordance with Article 10 of the Asset Purchase Agreement.

9.       DISPUTE RESOLUTION

         9.1 The parties will negotiate in good faith to resolve any dispute between them regarding this Agreement. If such negotiations do not resolve the dispute to the satisfaction of both parties then the Agreement Coordinators from each party will meet and will attempt to reach a mutually agreeable resolution of the dispute.

         9.2 If such negotiations and meetings do not resolve the dispute to the satisfaction of both parties then each party will nominate one senior officer of the rank of Vice President for Symantec and Division General Manager for HP or higher as its representative. These representatives will meet in person and alone (except for one interpreter, if necessary, and one other assistant allowed for each party) and will attempt in good faith to resolve the dispute. This meeting will be a required prerequisite before either party may seek judicial or governmental resolution of the dispute, except for claims seeking injunctive or other equitable relief. The parties may agree to pursue any other additional mutually acceptable dispute resolution method but such pursuit will not modify the above-stated prerequisite.

10.      TERMINATION

         10.1 Termination. This Agreement may be terminated by the mutual consent of HP and Symantec;

         10.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to this Section 10 above shall give notice of such desire to the other party to this Agreement.

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

         10.3 Effect of Termination. All representations, warranties, covenants, licenses granted and obligations contained in this Agreement shall survive the termination of this Agreement.

11.      GENERAL PROVISIONS

         11.1 Exhibits In This Agreement. The following exhibits form a part of this Agreement and are incorporated by reference into this Agreement:

                 Schedule 1 - Product technology unlimited source license to HP
                 Schedule 2 - SYMEVNT limited source license to HP
                 Schedule 3 - TAOSKRNL limited source license to HP
                 Schedule 4 - SYMKRNL limited source license to HP
                 Schedule 5 - Symantec tools limited source license to HP
                 Schedule 6 - Symantec tools limited object license to HP
                 Schedule 7 - Distribution technology limited source license to Symantec
                 Schedule 8 - Product technology limited object license to Symantec
                 Schedule 9 - Product technology limited end user license to Symantec

         11.2 Copyright Notices. Unless stated otherwise in this Agreement, each party will ensure that all copyright notices that are marked on or included in any portion of software or documentation, in any form, that is furnished to that party under this Agreement will be marked on or included at least once in each copy made by or for that party.

         11.3 Notices. Any notice given hereunder shall be in writing and shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile transmission, on the date on which the sender receives confirmation by facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing and should be addressed as follows:

                 If to HP, to:

                 Hewlett-Packard Company
                 3000 Hanover St.
                 P.O. Box 10302, M/S 20BQ

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                 Palo Alto, CA 94303-0890
                 Attention: Director, Corporate Development
                 Facsimile: 415-852-8342

                 with a copy to:

                 Hewlett-Packard Company
                 3000 Hanover Street, MS: 20BQ
                 Palo Alto, California 94305
                 Attention:  General Counsel
                 Facsimile: 415-857-4392

                 If to Symantec, to

                 Symantec Corporation
                 10201 Torre Avenue
                 Cupertino, California 95014
                 Attention: Senior Vice President, Corporate Development
                 Facsimile:   408-446-8849

                 with a copy to:

                 Symantec Corporation
                 10201 Torre Avenue
                 Cupertino, California 95014
                 Attention: Vice President and General Counsel
                 Facsimile:   408-446-8849

                 or to such other address as such party may indicate by a notice delivered to the other parties hereto.

         11.4 Export Control. HP and Symantec agree to comply with all applicable United States laws and regulations that may govern the export of products subject to this Agreement, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce.

         11.5 No Waiver. The waiver of any term, condition, or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party. No such waiver shall be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

         11.6 Severability. If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision shall be construed, limited or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability. The parties agree to negotiate in good faith a valid, enforceable substitute provision that most nearly effects the parties' original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement shall remain in full force and effect.

         11.7 Entire Agreement. This Agreement comprises the entire understanding between the parties with respect to its subject matters and supersedes any previous communications, representations, or agreements, whether oral or written. For purposes of construction, this Agreement shall be deemed to have been drafted by both parties. No modification of this Agreement shall be binding on either party unless in writing and signed by an authorized representative of each party.

         11.8 Governing Law. This Agreement will be governed by the laws of the State of California without reference to any choice of laws provisions.

The parties have read and agreed to this License Agreement.

HEWLETT-PACKARD COMPANY           SYMANTEC  CORPORATION

By:                               By:
   ------------------------           -------------------------------

Name:                             Name:
     ----------------------              ----------------------------
Title:                            Title:
       --------------------              ----------------------------

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                                   Schedule 1
               Product technology unlimited source license to HP

                         Schedule 1 Licensed Software:
                        Components and Related Projects

1.       System Detection Library (SDL)

2. Symantec Basic Extensions, Symantec Installer, Symantec Basic Recorder and Enhanced Menuing System (EMS-the menuing system used in the NEF console)

         2.1 Components from Symantec shared technology that are used by NAN 2.55 and NDA 1.02


                   PROJECT          DESCRIPTION                            TARGETS
                   EBEXT            Network, mail, and other extensions    SYMWNET7.SBL, SYMWEXT7.SBL, SYMCNST7.SBL,
                                    to Summit Basic.                       SYMWNET7.LIB, SYMWEXT7.LIB, SYMPUB7.LIB,
                                                                           SYMCNST7.LIB, SYMWNET7.SBH, SYMWEXT7.SBH,
                                                                           SYMCNST7.SBH


                   Symantec         Files that are in the Symantec         INSTALL.EXE, INSTBIN.EXE, SIW3ZIP.DLL, SIWDLL.DLL,
                   Installer        Installer.                             SIWDLL32.DLL, SIWUNZIP.DLL, SIWVWR.EXE,
                                                                           SIWZIP.DLL, TKSIW16.DLL, TKSIW32.DLL

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

    2.2  Components from Symantec shared technology that are used by NAS EE 1.0


                   PROJECT           DESCRIPTION                                TARGETS
                   EBEXT             Network, mail, and other extensions to     SYMWNET7.SBL, SYMWEXT7.SBL, SYMCNST7.SBL,
                                     Summit Basic.                              SYMWNET7.LIB, SYMWEXT7.LIB, SYMPUB7.LIB,
                                                                                SYMCNST7.LIB, SYMWNET7.SBH, SYMWEXT7.SBH,
                                                                                SYMCNST7.SBH


                   Symantec          Files that are in the Symantec             INSTALL.EXE, INSTALL.EXE, INSTBIN.EXE,
                   Installer         Installer set.                             INSTBIN.EXE, MAILBUSI.CTL, N16UTILS.LIB,
                                                                                PIPELINE.DLL, PIPELINE.INI, SETUP.EXE,
                                                                                SIW3ZIP.DLL, SIW3ZIP.DLL, SIWDLL.DLL,
                                                                                SIWDLL.DLL, SIWDLL.LIB, SIWDLL32.DLL,
                                                                                SIWDLL32.DLL, SIWFMOD.EXE, SIWGT16.DLL,
                                                                                SIWGT32.DLL, SIWPIPL.EXE, SIWUNZIP.DLL,
                                                                                SIWUNZIP.DLL, SIWVWR.EXE, SIWVWR.EXE,
                                                                                SIWWIZ16.LIB, SIWZIP.DLL, SIWZIP.DLL,
                                                                                SUNZIP16.DLL, SYMNAV7.LIB, TKSIW16.DLL,
                                                                                TKSIW16.DLL, TKSIW32.DLL, TKSIW32.DLL,
                                                                                _SYMINST.EXE, _SYMINST.PIF, _SYMSHEL.EXE

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997


         2.3 Components from Symantec shared technology that are used by NAS PE 3.0


                   PROJECT           DESCRIPTION                                TARGETS
                   EBEXT             Network, mail, and other extensions to     SYMWNET7.SBL, SYMWEXT7.SBL, SYMCNST7.SBL,
                                     Summit Basic.                              SYMWNET7.LIB, SYMWEXT7.LIB, SYMPUB7.LIB,
                                                                                SYMCNST7.LIB, SYMWNET7.SBH, SYMWEXT7.SBH,
                                                                                SYMCNST7.SBH


                   Symantec          Files that are in the Symantec             INSTALL.EXE, INSTALL.EXE, INSTBIN.EXE,
                   Installer         Installer set.                             INSTBIN.EXE, MAILBUSI.CTL, N16UTILS.LIB,
                                                                                SETUP.EXE, SIW3ZIP.DLL, SIW3ZIP.DLL,
                                                                                SIWDLL.DLL, SIWDLL.DLL, SIWDLL.LIB,
                                                                                SIWDLL32.DLL, SIWDLL32.DLL, SIWFMOD.EXE,
                                                                                SIWGT16.DLL, SIWGT32.DLL, SIWPIPL.EXE,
                                                                                SIWUNZIP.DLL, SIWUNZIP.DLL, SIWVWR.EXE,
                                                                                SIWVWR.EXE, SIWWIZ16.LIB, SIWZIP.DLL,
                                                                                SIWZIP.DLL, SUNZIP16.DLL, SYMNAV7.LIB,
                                                                                TKSIW16.DLL, TKSIW16.DLL, TKSIW32.DLL,
                                                                                TKSIW32.DLL, _SYMINST.EXE, _SYMINST.PIF,
                                                                                _SYMSHEL.EXE

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997


         2.4 Components from Symantec shared technology that are used by Big Bang


                   PROJECT            DESCRIPTION                               TARGETS
                   EBEXT              Network, mail, and other extensions to    SYMWNET7.SBL, SYMWEXT7.SBL, SYMCNST7.SBL,
                                      Summit Basic.                             SYMWNET7.LIB, SYMWEXT7.LIB, SYMPUB7.LIB,
                                                                                SYMCNST7.LIB, SYMWNET7.SBH, SYMWEXT7.SBH,
                                                                                SYMCNST7.SBH


                   EMS                Enhanced Menuing System                   SYMEMS40.DLL, SYMEMS4D.DLL


                   Symantec Basic     The macro recorder used with Symantec     SBRECORD.EXE
                   Recorder           Basic.


                   Symantec           Files that are in the Symantec            SETUP.EXE, SFTTR32.DLL, SIWDLL32.DLL,
                   Installer          Installer set.                            SIWFMOD.EXE, SIWGT16.DLL, SIWGT32.DLL,
                                                                                SIWPIPL.EXE, SIWPIPL.EXE, SUNZIP32.DLL, ,
                                                                                TKKNF160.DLL, TKKNF320.DLL, _SYMSHEL.EXE

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997


3. Selected projects from Quake library, selected projects from Core library

         3.1     Quake projects that are used by NAN 2.55 and NDA 1.02


  PROJECT            DESCRIPTION                                  TARGETS
  [ROOT]             Files necessary to do development builds.    None

  DESKEDIT           Symantec basic editor                        SBEDIT.EXE

  DOCS               System documentation.                        None

  DOSCRT0            DOS C-runtime interface.                     DOSCRT0.LIB

  DOSDLG             DOS dialog library.                          DOSDLG.LIB

  DOSDRVWN           DOS drive window library.                    DOSDRVWN.LIB

  DOSIO              DOS I/O routines.                            DOSIO.LIB

  DOSNET             DOS network library.                         DOSNET.LIB

  DOSTOOL            DOS utility library.                         DOSTOOL.LIB


  DOSUI              DOS UI library.                              DOSUI.LIB

  DOSVMM             DOS memory management library.               DOSVMM.LIB

  DRAGDROP           Drag and drop interface DLL.                 DRAGDRP7.DLL

  GEOLGIST           Documentation for Quake                      None

  INC                Project wide include files.                  None

  INCLUDE            Project wide include files.                  None

  LOADER             Memory swapping DOS loader.                  LOADER.LIB

  NOBUILDS           Various files that are included in the
                     project that don't get built.

  NPT                Print library.                               NPT7.DLL

  OS2VMM             OS/2 memory manager library.                 OS2VMM.LIB

  PARSWAP            DOS Memory swapping loader.                  SWAPPER.EXE

  STRINGS            Localizable resources.                       STRINGS.LIB


  SYMCHART           Wrapped up Quinn-Curtis charting code.       SYMCHRT7.DLL

  SYMCRC             CRC routines.                                SYMCRC7.LIB

  SYMDB              Database without Trio C-Index.               SYMDB7.DLL

  SYMGUI             GUI routines.                                SYMGUI7.DLL

  SYMMAIL            Mail system interface routines.              SYMMAIL7.DLL

  SYMNET             Network routines.                            SYMNET7.DLL, NDS.DLL, SYMBV47.DLL,
                                                                  SYMLM27.DLL, SYMNDS7.DLL, SYMNSM7.DLL,


HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997


  SYMUTIL            Utility routines.                            SYMNW37.DLL SYMNW47.DLL, SYMNW37O.DLL,
                                                                  SYMLM27O.DLL, SYMNSM7.DLL
                                                                  SYMUTIL7.DLL

  SYMVWR             Viewer (database and other).                 NVIEWER.EXE
                                                                  SYMVWR7.DLL, SYMSCAL7.PRS, SYMPROG7.PRS,
                                                                  SYMNDB7.PRS, SYMHEX7.PRS, SYMDOC7.PRS,
                                                                  SYMBMP7.PRS, SYMBM7.DSP, SYMHXD7.DSP,
                                                                  SYMSS7.DSP, SYMTXT7.DSP

  TREASURE           Utility routines used by other parts of      TREASURE.LIB
                     Quake.

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997


         3.2     Core projects that are used by Big Bang


  PROJECT                  DESCRIPTION                                 TARGETS
  [ROOT]                   Files necessary to do development builds    None

  DEVNODE                  Device node library                         DEVNODE.LIB

  DOCS                     Core system documents                       None

  DOSCRT0                  DOS C-runtime interface.                    DOSCRT0.LIB

  DOSIO                    DOS I/O routines.                           DOSIO.LIB

  DOSTOOL                  DOS utility library.                        DOSTOOL.LIB

  DOSUI                    DOS UI library.                             DOSUI.LIB

  DOSVMM                   DOS memory management library.              DOSVMM.LIB

  DRAGDROP                 Drag and drop interface DLL.                S32DGDPJ.DLL


  EDITAPI                  Registry editing routines.                  S32EDAPJ.DLL

  EDITPAGE                 Registry editing routines.                  S32EDPGJ.DLL

  GEOLGIST                 Core system documents                       None

  INC                      Project include files.                      None

  INC.DEV                  Project include files.                      None

  INCLUDE                  Project include files.                      None

  INFODESK.DLL             Help system.                                INFODESK.DLL

  INFODESK.HLP             Help files for help system.                 HLP files.

  NOBUILDS                 Various files that are included in the
                           project that don't get built.

  NPT                      Printing library.                           S32NPTJ.DLL

  OS2VMM                   OS/2 memory manager.                        OS2VMM.LIB

  PARSWAP                  DOS memory swapping loader.                 PARSWAP.EXE


  SDL                      System detection library.                   SLD32.DLL, SDLTHK32.DLL, SDL16.DLL,
                                                                       SDLTK16.DLL

  SDLBENCH                 System detection library benchmark code.    SDLBM32.DLL, SDLBMMB.VXD,
                                                                       SDLBM16.DLL,

  SDLDUMP                  System detection library test framework.    SDLDMP16.EXE, SDLDMP32.EXE

  SDLVXD                   System detection library.                   SDLVXD.VXD

  STRINGS                  Localizable resources.                      STRINGS.LIB

  SYMCRC                   CRC routines.                               SYMCRCJ.LIB

  SYMDB                    Database without Trio C-Index.              S32DBJ.LIB

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997


  SYMEVNT.QA               Event notification test routines.           None

  SYMGUI                   GUI routines.                               S32GUIJ.DLL

  SYMKRLIB                 SYMKRNL as a static library.                S32KRLIB.LIB

  SYMLEAN                  Subset of MFC classes (i.e. Cstring).       IRALEAN.LIB

  SYMNET                   Networking libraries.                       LOCALGRP.EXE, NETTST32.EXE,
                                                                       S32NETJ.DLL, S32NSMJ.DLL S32XPCJ.DLL,
                                                                       NETTST16.EXE, SYMXPCJ.EXE
                                                                       SYMBV4J.DLL, SYMLM2J.DLL,
                                                                       SYMNETJ.DLL, SYMNSMJ.DLL SYMNW3J.DLL,
                                                                       SYMNW4J.DLL

  SYMNETQA.W16             Networking library test application.        SYMNETQA.EXE

  SYMNETQA.W32             Networking library test application.        SYMNETQA.EXE

  SYMNSO                   Network object display routines.            S32NSOJ.DLL

  SYMUTIL                  Utility library.                            S32UTILJ.DLL

  SYMVWR                   Viewers (database and other).               NVIEW32.EXE, S32VWRJ.DLL, S32BMJ.DSP,
                                                                       S32NXDJ.DSP, S32SSJ.DSP, S32TXTJ.DSP,
                                                                       S32BMPJ.PRS, S32DOCJ.PRS,
                                                                       S32GIFJ.PRS, S32HEXJ.PRS,
                                                                       S32PROGJ.PRS

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                                   Schedule2
                      SYMEVNT limited source license to HP

                          Schedule 2 Licensed Software


4.       Limited use Core projects used by Big Bang

  PROJECTS               DESCRIPTION                                         TARGETS
  SYMEVNT for the NT     Event notification for the NT platform.             N32EVENT.DLL, NANEVENT.DLL,
  platform                                                                   NANEVENT.SYS

  NANEVNT                NANEVNT is the SYMEVNT project for the Windows      N32EVENT.DLL, N32EVENT.VXD,
                         95 platform customized to remove only the file      NANEVENT.DLL
                         system and device management events.

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                                   Schedule 3
                     TAOSKRNL limited source license to HP

                          Schedule 3 Licensed Software


1.       Limited use Quake projects used by NAN 2.55 and NDA 1.02

  PROJECT           DESCRIPTION                                              TARGETS
  TAOSKRNL          Substitute kernel routines for SYMKRNL.                  SYMKRNL7.DLL



2.       Limited use Core projects used by Big Bang

  PROJECTS               DESCRIPTION                                         TARGETS
  TAOSKRNL               Substitute kernel routines for SYMKRNL.             S32KRNLI.DLL, SYMKRNL.DLL

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                                   Schedule 4
                      SYMKRNL limited source license to HP

                          Schedule 4 Licensed Software


1.       Limited use Quake projects used by NAN 2.55 and NDA 1.02

  PROJECT           DESCRIPTION                                              TARGETS
  SYMKRNL           Kernel routines.                                         SYMKRNL7.DLL



2.       Limited use Core projects used by Big Bang

  PROJECTS               DESCRIPTION                                         TARGETS
  SYMKRNL                Kernel routines.                                    S32KRNLJ.DLL

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                                   Schedule 5
                  Symantec tools limited source license to HP

                          Schedule 5 Licensed Software


1.       STS  (Software Tracking System)

2.       SBS (The Build system)

3.       Enterprise Lab Test Tools

4.       Build system projects as follows:


  PROJECT                  DESCRIPTION                                        TARGET
  NETNAME.DOS              Lab utilities                                      None

  NETNAME.W16              Lab utilities                                      None

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                                   Schedule 6
                  Symantec tools limited object license to HP

                          Schedule 6 Licensed Software


1.       Symantec Cafe

2.       Symantec C++

3.       Think Pascal

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                                   Schedule 7
           Distribution technology limited source license to Symantec

                              For current products



  LISTED SOFTWARE                  ASSOCIATED PRODUCTS              ASSOCIATED LIMITED PURPOSE
  #   NAN 2.5 Console and NEF      Your Eyes Only Administrator     #   distributing and administering YEOA
      2.5 framework.               (YEOA) (PC version)                  and PCA clients
                                   PC Anywhere (PCA) (PC
                                   version)

  LISTED SOFTWARE                  ASSOCIATED PRODUCTS              ASSOCIATED LIMITED PURPOSE

  #   NAN 2.5 software             Your Eyes Only Administrator     #   distributing and administering YEOA
      distribution, limited to     (YEOA) (PC version)                  and PCA clients
      prevent end-user direct      PC Anywhere (PCA) (PC
      creation of new              version)
      distribution jobs and
      end-user direct
      modification of existing
      distribution jobs other
      than that allowed by the
      current version (known as
      "NAN-Lite").


  LISTED SOFTWARE                  ASSOCIATED PRODUCTS              ASSOCIATED LIMITED PURPOSE
  #   SNIM (Symantec Network       Your Eyes Only Administrator     #   distribution of YEOA (Macintosh) and
      Installer for Macintosh).    (YEOA) (Macintosh version)           SAM (Macintosh) clients.
                                   Symantec Anti-Virus (SAM)
                                   (Macintosh version)

                              For future products


  LISTED SOFTWARE                  ASSOCIATED PRODUCTS              ASSOCIATED LIMITED PURPOSE
  build system project             Any security, anti-virus or      Any.
   NALERT32                        cost-of-ownership product.

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997


  source files
   APAGER.C
  AIOCOMM.C
  NPAGER.C
  Associated include files.

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                                   Schedule 8
             Product technology limited object license to Symantec



  LISTED SOFTWARE           ASSOCIATED PRODUCTS     ASSOCIATED LIMITED PURPOSE
  #   NAN 1.0 Console       #Norton Utilities       #       allowing Symantec resellers to sell remaining
      and NEF 1.0           Administrator                   copies of NUA (current inventory only).
      framework.

HP AND SYMANTEC CONFIDENTIAL                ASSET PURCHASE AGREEMENT - EXHIBIT D
MARCH 26, 1997

                                   Schedule 9
            Product technology limited end user license to Symantec

                          Schedule 9 Licensed Software


1.       Expose (version 3.52)

2.       Expose (version 4.0)

3.       NAN (version 2.55)

4.       NAN (Big Bang release version)

5.       NDA (version 1.02)

6.       NDA (Big Bang release version)

                            ASSET PURCHASE AGREEMENT
                                 AMENDMENT NO. 1

     This Amendment No. 1 (the "Amendment") to the Asset Purchase Agreement dated March 27, 1997 (the "Agreement") is entered into and made effective this 24th day of April, 1997 by and between Hewlett-Packard Company, a California corporation ("HP"), and Symantec Corporation, a Delaware corporation ("Symantec"). Terms not defined herein shall have the meanings ascribed to them in the Agreement.

                                    RECITAL

      WHEREAS, HP and Symantec executed and delivered the Agreement and now desire to amend the Agreement to clarify certain of its terms and to add certain additional matters not previously provided for in the Agreement.

      NOW THEREFORE, intending to be bound, in consideration for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, HP and Symantec agree as follows:

      1. AMENDMENT TO SECTION 7.4. Section 7.4 Is hereby amended and restated in its entirety as follows:

*Section 7.4 Special License Grant.

(a) From time to time and at HP's sole discretion, HP shall sell at a price of $0.01 per build a portion of the NAN and NDA Products (the "Source") to Symantec for the purpose of incorporating in the Source an appropriate database with the same or superior functionality to C-Index/II. As soon as reasonably practicable, Symantec shall, using its computers and related equipment, complete the incorporation of such database into the Source (the "Completed Builds") and shall sell at a price of $0.01 per build such Completed Builds to HP. Thereafter, HP may dispose of such Completed Builds at its sole discretion. HP acknowledges that Symantec may need certain software tools and compilers which are currently owned or licensed by HP in order to produce the Completed Builds. HP will pay Symantec $1,000 as a fully-paid up license for the final Completed Build. In that regard, upon reasonable requests by Symantec and pursuant to any rights that HP may have, HP agrees to license such tools to Symantec. In addition, HP agrees to license to Symantec all necessary equipment for Symantec to produce the Completed Builds at a fee to be negotiated in good faith following the Closing.

(b) HP and Symantec will mutually agree on the appointment of one or more persons, who shall not be employees of HP, to perform consulting services to produce the Completed Builds.

(c) HP will develop and release software containing all or any part of the Products in which C-Index/II has been replaced with another database (the "New Database Software") as quickly as is commercially reasonable. HP acknowledges that it would have replaced this database in any event, but would not have engaged in such development prior to the release of the next release of NAS (the "Next Release"), but for the commitment hereunder.

(d) HP may set-off that portion of its expenses (which are directly attributed to the parallel development of the New Database Software prior to the initial release of the Next Release) for the development of the New Database Software (the "Development Expenses"), that HP would not have otherwise incurred, but for its obligations to accelerate development under subsection 7.4(c) above, against the Purchase Price pursuant to Section 10.7 hereof. Notwithstanding the foregoing, HP's right to set-off the Development Expenses will terminate at such time as (i) Symantec has developed and delivered to HP a version of the Next Release that does not contain C-Index/II or (ii) Symantec has provided to HP a license to use C-Index/II in substantially the form attached hereto as Exhibit A (the "New C-Index License"). Such development expenses may include charges on or after May 5, 1997 of up to $100,000 for the cost of a new database.

(e) Symantec, hereby grants to HP any and all rights that Symantec may obtain at a future date under the New C-Index License with respect to the Products.

      Each of HP and Symantec agree to use its reasonable best efforts to incorporate and expand upon the provisions set forth above in a mutually satisfactory agreement to be executed within four weeks following the Closing Date; provided, that, in the event that, for whatever reason, the parties are unable to timely or otherwise execute such a definitive agreement, paragraphs
(a) through (e) above shall be enforced in accordance with their terms. Notwithstanding anything herein to the contrary, HP may, at any time and in its sole discretion, terminate the provisions set forth in Sections 7.4(a) and (b).

      2.    AMENDMENT TO SECTION 10.3.

            (a) The first sentence of Section 10.3(a) is hereby amended and replaced in its entirety as follows:

"Except for Losses and Expenses related to Trio, the liabilities and obligations of Symantec arising under this Article 10 shall commence only following the incidence of Losses and Expenses aggregating $150,000, following which all claims starting from the first dollar shall be recoverable as provided in this Agreement."

            (b) The first sentence of Section 10.3(b) is hereby amended and replaced in its entirety as follows:


"The liabilities and obligations of HP and any HP Group Member arising under this Article 10 shall commence only following the incidence of Losses and Expenses (incurred by any and all Indemnified Parties) aggregating $150,000, following which all claims starting from the first dollar shall be recoverable as provided in this Agreement."

      3. AMENDMENT TO SECTION 10.7. The first sentence of Section 10.7 of the Agreement is hereby amended and replaced in its entirety with the following:

"HP shall be entitled to set-off the amount of any claim reasonably submitted in good faith under Section 10.1 as a Loss and/or Expense or by way of indemnification against any other amounts payable by HP to Symantec whether under this Agreement or otherwise as HP's sole monetary remedy."

      4. AMENDMENT TO EXHIBIT A-2. Any and all agreements among Trio Systems, LLC and Symantec are hereby removed from the list of "Transferred Agreements" under Exhibit A-2 of the Agreement.

      5. GENERAL. The General Provisions of Article 12 of the Agreement are hereby incorporated into and deemed applicable to this Amendment. Subject to the foregoing amendments and restatements, the Agreement remains in full force and effect. Each of HP and Symantec hereby agree that the terms and conditions of this Amendment shall remain confidential and shall not be disclosed to any third party, whether a governmental entity, pursuant to a legal proceeding or otherwise, without the written consent of the other party, unless such disclosure is required by law.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first written above.

"HP"
HEWLETT-PACKARD COMPANY,
a California corporation


By: /s/ JOHN EATON
    ---------------------------------
Name:   JOHN EATON
     --------------------------------
Title:  BUSINESS DEV. MGR.
     --------------------------------

"Symantec"
SYMANTEC CORPORATION,
a Delaware corporation


By: /s/ DEREK WITTE
    ---------------------------------
Name:   DEREK WITTE
    ---------------------------------
Title:
    ---------------------------------